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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12
COMMERCIAL METALS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 22, 2009

The Annual Meeting of Stockholders of Commercial Metals Company, a Delaware corporation, will be held in the Las Colinas Ballroom of the Four Seasons conference center, 4150 North MacArthur Boulevard, Irving, Texas, on January 22, 2009, at 10:00 a.m., Central Standard Time. If you are planning to attend the meeting in person, please check the appropriate space on the enclosed proxy card. A map is included on the back cover of the attached Proxy Statement. The meeting will be held for the following purposes:

(1) To elect three persons to serve as directors until the 2012 annual meeting of stockholders and until their successors are elected;

(2) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2009;

(3) If presented at the annual meeting, to vote on a stockholder proposal requesting the addition of sexual orientation and gender identity/expression to the Company’s written non-discrimination policy; and

(4) To transact such other business as may properly come before the meeting or any adjournments of the meeting.

Only stockholders of record on November 24, 2008, are entitled to notice of and to vote at the meeting or any adjournments of the meeting.

You are cordially invited to attend the annual meeting. Whether or not you plan to attend the meeting in person, you are urged to fill out, sign and mail promptly the enclosed proxy card in the accompanying envelope on which no postage is required if mailed in the United States. Alternatively, you may vote your shares via telephone or the internet as described on the enclosed proxy card. Proxies forwarded by or for brokers or fiduciaries should be returned as requested by them. The prompt return of proxies will save the expense involved in further communication.

By Order of the Board of Directors,

David M. Sudbury
Senior Vice President, Secretary
and General Counsel

Irving, Texas
December 11, 2008

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held January 22, 2009:

This Proxy Statement and the Annual Report to Stockholders for the fiscal year ended August 31, 2008, are available for viewing, printing, and downloading at http://bnymellon.mobular.net/bnymellon/cmc

COMMERCIAL METALS COMPANY
6565 North MacArthur Boulevard
Irving, Texas 75039
Telephone (214) 689-4300

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 22, 2009

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Commercial Metals Company for use at the annual meeting of our stockholders to be held on January 22, 2009, and at any and all adjournments of the meeting. The approximate date on which this proxy statement and accompanying proxy card are first being sent or given to stockholders is December 17, 2009.

Shares represented by each proxy, if properly executed and returned to us prior to the meeting, will be voted as directed, but if not otherwise specified, will be voted for the election of three directors, to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, and, if presented, against the stockholder proposal requesting the addition of sexual orientation and gender identity/expression to the Company’s written non-discrimination policy, all as recommended by our Board of Directors. A stockholder executing the proxy may revoke it at any time before it is voted by giving written notice to the Secretary of Commercial Metals Company, by subsequently executing and delivering a new proxy or by voting in person at the meeting (although attending the meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy).

Stockholders of record can simplify their voting and reduce our cost by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder’s shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend upon the voting processes of the bank or broker. Accordingly, stockholders should follow the voting instructions on the form they receive from their bank or broker.

Stockholders who elect to vote via the Internet may incur telecommunications and Internet access charges and other costs for which they are solely responsible. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Standard Time, on the evening before the annual meeting. Instructions for voting via telephone or the Internet are contained in the enclosed proxy card.

OUTSTANDING VOTING SECURITIES

On November 24, 2008, the record date for determining stockholders entitled to vote at the annual meeting, we had outstanding 112,168,470 shares of our common stock, par value $.01 per share, not including 16,892,194 treasury shares. Each share of our common stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote. We had no shares of preferred stock outstanding at November 24, 2008.

The presence of a majority of our outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld from the broker. Such shares as to which authority to vote is withheld are called broker non-votes.

The three nominees receiving the highest vote totals will be elected as directors. Accordingly, broker non-votes will not affect the outcome of the election of directors.

All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote on such matters will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

Management has designated the proxies named in the accompanying form of proxy.

We will appoint one or more inspectors of election to act at the annual meeting and to make a written report on the voting. Prior to the annual meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each of the shares, determine the shares represented at the annual meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

On the basis of filings with the Securities and Exchange Commission and other information, we believe that as of the record date, the following persons, including groups of persons, beneficially owned more than 5% of our outstanding common stock:

	Amount and
	Nature of	Percent
Name and Address	Beneficial Ownership	of Class

TPG-Axon Capital Management, LP	11,000,000 (1)	9.4%
888 Seventh Avenue 38th Floor New York, New York 10019

(1)	Based on the Schedule 13G/A report filed with the Securities and Exchange Commission on February 14, 2008. TPG-Axon Capital Management, LP reported shared voting and dispositive power over 11,000,000 shares.

The following table sets forth information known to us about the beneficial ownership of our common stock as of November 24, 2008, by each director and nominee for director, the Chief Executive Officer, the other executive officers included in the Summary Compensation Table, and all current directors, nominees for director and executive officers as a group. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and dispose of the shares listed.

			Total Shares
	Owned Shares	Option Shares	of Common	Percentage of
	of Common	of Common	Stock Beneficially	Common Stock
Name	Stock	Stock(1)	Owned	Beneficially Owned

Adams, Harold L	22,000	6,000	28,000	*
Feldman, Moses(2)	625,836	0	625,836	*
Guido, Robert L.	18,173	0	18,173	*
Larson, William B	235,744	219,769	455,513	*
Loewenberg, Ralph E.(3)	146,000	13,410	159,410	*
Massaro, Anthony A	24,000	34,406	58,406	*
McClean, Murray R	165,691	150,099	315,790	*
Neary, Robert D	38,000	0	38,000	*
Owen, Dorothy G	930,691	111,388	1,042,079	*
Rabin, Stanley A	1,744,483	0	1,744,483	1.55%
Rinn, Russell B	165,238	57,063	222,301	*
Smith, J. David	23,000	13,670	36,670	*
Sudbury, David M	515,643	77,769	593,412	*
Womack, Robert R	78,683	18,000	96,683	*
Zoellner, Hanns	84,202	110,196	194,398	*
All current directors and executive officers as a group (15 persons)	4,817,384	811,770	5,629,154	5.01%

*	Less than one percent

(1)	Represents shares subject to options exercisable within 60 days of November 24, 2008.

(2)	Moses Feldman has sole voting and dispositive power over 150,836 shares and shared voting and dispositive power over 475,000 shares. Includes 250,000 shares owned by the Marital Trust under the Trust Indenture created by the Will of Jacob Feldman of which Moses Feldman is one of four trustees and 225,000 shares owned of record by Moses Feldman Family Foundation of which Moses Feldman is a director. Moses Feldman disclaims beneficial ownership as to all shares held by Moses Feldman Family Foundation and the Marital Trust.

(3)	Mr. Loewenberg is one of four trustees of the Marital Trust under the Trust Indenture created by the Will of Jacob Feldman which owns 250,000 shares. Mr. Loewenberg disclaims any beneficial interest as to such shares.

PROPOSAL I

ELECTION OF DIRECTORS

Our restated certificate of incorporation divides the Board of Directors into three classes. The term of office of the three Class II directors previously elected by stockholders expires at this annual meeting of stockholders. There are three Class II nominees standing for election. The term of the three Class III directors ends at the 2010 annual meeting of stockholders, and the term of the four Class I directors ends at the 2011 annual meeting of stockholders. Proxies cannot be voted for the election of more than three persons to the Board of Directors at the meeting.

Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for the person, if any, as may be designated by our Board of Directors. However, management has no reason to believe that any nominee will be unavailable. All of the nominee Directors, as well as the continuing Directors, plan to attend this year’s annual meeting of stockholders. At the 2008 annual meeting, all of the current Directors of the Company were in attendance.

The following table sets forth information about the directors. All directors have been employed in substantially the same positions set forth in the table for at least the past five years except for Messrs. Feldman, Massaro, and McClean. Mr. Feldman was named Chairman of AeroMed, Inc. in July 2005, having previously served as its President and CEO. Mr. Massaro retired as President and Chief Executive Officer of Lincoln Electric Holdings, Inc. in June 2004 and as Chairman of the Board in October 2004. In July, 2006, Mr. McClean was elected a director and, effective September 1, 2006, Mr. McClean was appointed Chief Executive Officer, succeeding Stanley A. Rabin who had held the Chief Executive Officer position since 1979. On August 31, 2008, Mr. McClean became Chairman of the Board in addition to his responsibilities as Chief Executive Officer and President upon the retirement of Mr. Rabin who had served as Chairman of the Board of Directors since 1999. Mr. McClean had previously been employed as our President and Chief Operating Officer from September 20, 2004 to August 31, 2006, and as President of the Marketing and Distribution Segment from September 1, 1999 to September 20, 2004. Mr. McClean continues to serve in his capacity as President in addition to his positions as Chairman of the Board and Chief Executive Officer.

NOMINEES

		Served as
Name, Principal		Director
Occupation and Business	Age	Since

Class II — Term to Expire in 2012
Harold L. Adams	69	2004
Chairman Emeritus, RTKL Associates Inc., a global design firm
Anthony A. Massaro	64	1999
Retired — Former Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc., a manufacturer of welding and cutting equipment
Robert D. Neary	75	2001
Retired — Former Co-Chairman of Ernst & Young

DIRECTORS CONTINUING IN OFFICE

		Served as
Name, Principal		Director
Occupation and Business	Age	Since

Class III — Term to Expire in 2010
Moses Feldman	68	1976
Chairman, AeroMed, Inc., a manufacturer of medical device components
Ralph E. Loewenberg	69	1971
President, R. E. Loewenberg Capital Management Corporation
Murray R. McClean	60	2006
Chairman of the Board, Chief Executive Officer and President, Commercial Metals Company

		Served as
Name, Principal		Director
Occupation and Business	Age	Since

Class I — Term to Expire in 2011
Robert L. Guido	62	2007
Retired — Former Vice Chair and Chief Executive Officer of Ernst & Young’s Assurance and Advisory Practice
Dorothy G. Owen	73	1995
Retired — Former Chairman of the Board, Owen Steel Company, Inc.; Management of Investments
J. David Smith	59	2004
Retired Chairman, President and Chief Executive Officer,
Euramax International, Inc., an international producer of aluminum, steel, vinyl, copper and fiberglass products for equipment manufacturers, distributors, contractors and home centers

Robert R. Womack	71	1999
Retired — Former Chairman and Chief Executive Officer, Zurn Industries, Inc. and Chief Executive of
U.S. Industries Bath and Plumbing Products Group, each a manufacturer of plumbing products and accessories

Mr. Adams is a director of Legg Mason, Inc. and Lincoln Electric Holdings, Inc. Mr. Massaro is a director of PNC Financial Services Group, Inc. Mr. Neary is Chairman of the Board of Trustees of Allegiant Funds and Allegiant Advantage Fund. Mr. Guido is a director of Bally Technologies, Inc.

There is no family relationship between any of the directors, executive officers, or any nominee for director.

The Board of Directors recommends a vote FOR the election of the nominees for Director named above.

Vote Required

Directors are elected by plurality vote, and cumulative voting is not permitted.

ADDITIONAL INFORMATION RELATING TO CORPORATE GOVERNANCE
AND THE BOARD OF DIRECTORS

Corporate Governance.  Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Adams, Feldman, Guido, Loewenberg, Massaro, Neary, Smith, and Womack, and Ms. Owen are independent, as “independence” is defined by the listing standards of the New York Stock Exchange (“NYSE”), because they have no direct or indirect material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

The Board of Directors has established the following requirements and guidelines to assist it in determining director independence in accordance with the listing standards of the New York Stock Exchange:

A director will not be independent if, within the preceding three years, the director or an immediate family member:

(i) received during any twelve-month period within the last three years more than $120,000 in direct compensation from the Company other than director and committee fees and deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), unless all independent directors unanimously determine that such compensatory relationship is not material;

(ii) was affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company;

(iii) was employed as an executive officer of another company where any Company employee serves on that company’s compensation committee; or

(iv) is an executive officer of another company (a) that accounts for at least 2% or $1 million, whichever is greater, of the Company’s consolidated gross revenue or (b) for which the Company accounts for at least 2% or $1 million, whichever is greater, of such other company’s consolidated gross revenues.

The following categorical standards for commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the director or immediate family member is an executive officer of a company which is indebted to the Company, or to which the Company is indebted, and the total amount of either entity’s indebtedness to the other is less than 1% percent of the total consolidated assets of the other company; and (ii) if a director or immediate family member serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than ten percent of that organization’s total annual charitable receipts. A further discussion of the requirements and guidelines we use to assist in determining director independence is available at our website, www.cmc.com.

We have three standing board committees, Audit, Compensation and Nominating and Corporate Governance. Membership of each of these Committees is comprised entirely of independent directors. The Board of Directors has adopted charters for each of these Committees describing the authority and responsibilities delegated to each Committee by the Board. Our Board of Directors has also adopted corporate governance guidelines. The Company has also adopted a policy of business conduct and ethics, which applies to all directors, officers and employees of the Company. All Committee charters, corporate governance guidelines, financial code of ethics, policy of business conduct and ethics and other information is available at our website, www.cmc.com and such information is available in print to any shareholder who requests it.

The Company’s Corporate Governance Guidelines permit, when considered appropriate, the designation for an annual term and by the majority vote of independent directors, a Lead Director. The responsibilities of the Lead Director include convening and presiding over executive sessions attended only by independent or independent and non-employee Directors, communicating to the Chief Executive Officer the substance of discussions held during those sessions to the extent requested by the participants, serving as a liaison between the Chairman and the Board’s independent Directors on sensitive issues, consulting with the Chairman of the Board on meeting schedules and agendas including the format and adequacy of information the Directors receive and the effectiveness of the meeting process and presiding at meetings of the Board in the event of the Chairman’s unavailability. The Lead Director is also available to receive direct communications from shareholders through Board approved procedures and periodically, as the Board may decide, be asked to speak for the Company or perform other responsibilities. In January, 2008, Anthony A. Massaro was appointed as the Lead Director for a term to expire at the date of the annual meeting of stockholders in 2009.

Non-employee and independent Directors regularly schedule executive sessions in which they meet without the presence of employee Directors or management. The presiding Director at such executive sessions is the Lead Director, currently Mr. Massaro. Interested parties may communicate with Mr. Massaro as Lead Director or any of the non-employee and independent directors by submitting a letter addressed to their individual attention or to the attention of non-employee Directors c/o General Counsel at P.O. Box 1046, Dallas, Texas 75221.

Meetings of the Board of Directors.  During the fiscal year ended August 31, 2008, the entire Board of Directors met nine times, of which seven were regularly scheduled meetings and two were special meetings. All directors attended at least seventy-five percent or more of the meetings of the Board and of the Committees on which they served.

Audit Committee.  The Board of Directors has a standing Audit Committee which performs the activities more fully described in the Audit Committee Report on pages 45 and 46. The members of the Audit Committee during fiscal year 2008 were Messrs. Adams, Guido, Neary, Smith, and Womack. Mr. Neary is Chairman of the Committee. During the fiscal year ended August 31, 2008, the Audit Committee met eight times.

Compensation Committee.  The Board of Directors has a standing Compensation Committee that is responsible for the matters described in the Committee’s charter including annually reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and setting the CEO’s compensation based on this evaluation as well as assisting the Board in the discharge of its responsibilities relating to the establishment, administration and monitoring of fair and competitive compensation and benefits programs for the Company’s executive officers and other executives. Messrs. Feldman, Loewenberg, Neary, Massaro, Womack and Ms. Owen served as members of the Committee during fiscal year 2008. Mr. Womack is Chairman of the Committee. The Compensation Committee met six times during the fiscal year ended August 31, 2008, to establish the CEO’s and other executive officers’ salary and bonus, make recommendations to the Board of Directors for employer contributions to the Company’s defined contribution plan, to review compensation policies, plans and reports related to compensation and benefit matters including the designation of eligible employees and establishment of performance periods and goals for one year and three year performance periods commencing in fiscal year 2008 and certifying the extent to which performance goals for periods ended with fiscal year 2008 were achieved, to approve the issuance of restricted stock awards and grants of stock appreciation rights, to conduct Committee self-assessment, to consider the Committee’s charter and to review the Compensation Committee Report and the Compensation Discussion and Analysis section included in last year’s proxy statement.

Nominating and Corporate Governance Committee.  The Board of Directors has a standing Nominating and Corporate Governance Committee that is responsible for the matters described in the Committee’s charter including efforts to identify and make recommendations as to individuals qualified to be nominated for election to the Board of Directors, reviewing management succession planning, and corporate governance matters. During 2008, the Nominating and Corporate Governance Committee consisted of Messrs. Massaro (Chairman), Adams, Feldman, Guido, Loewenberg, Neary, Smith, Womack, and Ms. Owen. The Committee met six times during the fiscal year ended August 31, 2008, not including two meetings designated as non-employee Director meetings in compliance with the listing requirements of the NYSE, to consider Board structure, corporate governance matters including governance guidelines and Committee charters, Committee and Board self-assessment process, candidates for directors and executive officer succession. The Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data and qualifications of such persons are submitted in writing in a timely manner addressed to the attention of the Committee and delivered to the Secretary of Commercial Metals Company at P.O. Box 1046, Dallas, Texas 75221. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Dedication of sufficient time, energy and attention to insure diligent and effective performance of their duties is expected. Directors should be committed to serve on the Board for an extended period of time.

In April 2007, the Nominating and Corporate Governance Committee established a sub-committee (the “IT Sub-committee”) to assist the Board’s oversight of a significant company-wide enterprise software implementation known as the Process Improvement Project (“PIP”). The IT Sub-committee is chaired by Mr. Guido with Messrs. Smith and Womack as members. During fiscal year 2008 the IT Sub-committee met eighteen times to review reports from management and consultants on PIP progress including the PIP scope, expense, staffing and scheduling of the implementation process. All members attended at least 75% of the IT Sub-committee meetings.

Compensation of Non-employee Directors.  None of our employees receive additional compensation for serving as a director. Messrs. Adams, Feldman, Guido, Loewenberg, Massaro, Neary, Smith, and Womack, and Ms. Owen were paid an annual fee of $50,000 and $1,500 for each Board meeting and Committee meeting attended, excluding meetings of the IT Sub-committee. Effective as of January 1, 2009, the annual fee for all non-employee directors will be increased to $60,000. Chairmen of the Audit, Compensation, Nominating and Corporate Governance Committees, IT Sub-committee and the Lead Director each received an additional fee payment of $10,000 per year. Each member of the IT Sub-committee other than the Chairman was paid a $3,000 annual fee. The Chairman and members of the IT Sub-committee are paid $1,000 per month but are not paid a meeting fee for service on this Sub-committee. We also reimburse directors for expenses in connection with their attendance at Board and Committee meetings and, as authorized under the Company’s Corporate Governance Guidelines, participation in continuing education programs specifically designed for directors of public companies in order that they stay current and knowledgeable about their roles.

The 1999 Non-Employee Director Stock Plan was approved at the 2000 annual meeting of stockholders and amended by stockholders at the 2005 and 2007 annual meetings. The plan provides that each non-employee director shall receive on the date of each annual meeting of stockholders either, an option (including stock appreciation rights) to acquire 14,000 shares or the choice to receive 4,000 shares of restricted stock or 4,000 restricted stock units. During fiscal year 2008, all Directors elected to receive 4,000 shares of restricted stock. Directors elected to fill vacancies between annual meetings receive a grant for a pro rata amount of equity awards based on their period of service before the next annual meeting. All non-employee director equity awards vest in two equal annual installments beginning one year from the date of the award. In addition, each non-employee director may make an irrevocable election prior to January 1 of each year, to accept additional restricted stock units in lieu of all or part of the annual cash fees to be paid for that year. The number of shares subject to restricted stock units as a result of this election shall be the number of shares of Company Common Stock whose fair market value is equal to the dollar amount of fees subject to the election.

The exercise price for all options granted non-employee directors shall be the Fair Market Value on the day of grant. All non-employee director options terminate on the earliest of (i) the seventh anniversary of the date of grant; (ii) one year after termination of service by reason of death or disability; (iii) two years after termination of service by reason of retirement after age sixty-two; or (iv) thirty days following termination of service for any other reason. These options are “non-qualified” options under § 422A of the Internal Revenue Code.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and beneficial owners of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and any of our other equity securities. Based solely upon our review of the copies of such forms received by us or written representations that no other forms were required from reporting persons, we believe that all such reports were submitted on a timely basis during the year ended August 31, 2008, except for one late filing by William B. Larson failing to report on a timely basis five purchases made through a broker provided dividend reinvestment plan involving a total of 8.017 shares.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the following section of this proxy statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008.

Robert R. Womack (Chairman)
Moses Feldman
Ralph E. Loewenberg
Anthony A. Massaro
Robert D. Neary
Dorothy G. Owen

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Company is primarily engaged in the manufacture, recycling, marketing and distribution of steel and metal products and related materials and services through a network of locations throughout the United States and internationally. The Company employs over 15,000 employees and operates more than two hundred fifty (250) locations throughout fourteen (14) countries. Effective at the beginning of our 2008 fiscal year we realigned the management of our businesses into two operating divisions — CMC Americas and CMC International. We consider our business to be organized into five segments: Americas Recycling, Americas Mills, Americas Fabrication and Distribution, all operating as part of CMC Americas, with CMC International comprised of two segments, International Mills and International Fabrication and Distribution. In fiscal year 2008, our net sales were $10,427,378,000 representing a year over year increase of twenty-one percent (21%) and our net earnings reached $231,966,000.

The Company’s executive team members are the stewards of our competitive resources and decision making. In order to compete effectively in the industry, it is critical that the Company attract, retain, and sustain motivated leaders who can best position the Company to deliver financial and operational results that benefit our stockholders. We believe we have a strong, well-designed compensation program to achieve this objective.

What is the Role of the Compensation Committee in Establishing the Company’s Compensation Principles?

The Compensation Committee of the Board of Directors (for the purposes of this section, the “Committee”) oversees the compensation and benefit programs of the Company’s executives. The Committee determines the compensation of the senior leadership group (the Company’s officers, key operating and senior staff executives) individually. The Committee is responsible for ensuring that the Company’s compensation policies and practices support the successful recruitment, development, and retention of the executive talent required by the Company to achieve its business objectives. The Committee is made up entirely of independent directors, consistent with the current listing requirements of the NYSE.

The executive compensation program is targeted to attract top-caliber, achievement-oriented executives. The Company’s executive compensation philosophy is based on the premise that it is in the best interests of the stockholders for the Company to establish and maintain a competitive executive compensation program. Our base salary philosophy consists of maintaining competitive base salaries which we target at approximately the 40th percentile benchmarked against positions of similar responsibility disclosed within the Peer Group as defined below. Short and long-term variable compensation provides the opportunity, based on performance, to earn in excess of the Peer Group 75th percentile. By placing a significant portion of potential executive compensation in the “at risk” category based upon financial performance of the Company, executive performance goals are aligned with those of stockholders, and, thus, constitute a larger percentage of an executive’s overall compensation opportunity. We will pay higher compensation when goals are exceeded and reduced compensation when goals are not met, taking into consideration individual ability to influence results.

To that end, the Committee has approved an executive compensation program that:

•	facilitates the attraction and retention of top-caliber talent;

•	aligns the interests of its executives with those of stockholders — in both the short and long-term; and

•	offers moderate base salaries and competitive employee benefits coupled with significant annual and long-term “at risk” incentives dependent upon achieving superior financial performance of the Company.

Within the objectives listed above, the Committee believes that best practices call for the performance metrics by which “at risk” compensation is:

•	largely formulaic;

•	designed to compensate based upon both individual and Company performance;

•	established and communicated early in the performance period; and

•	designed to minimize subjective discretion.

Nevertheless, the Committee strongly believes that a portion of the Company’s executive compensation program must remain purely discretionary. This approach provides the Committee with the flexibility to reward executives for successfully addressing challenges and opportunities not reasonably foreseeable at the beginning of a performance period, thereby encouraging executives to seek the best resolution for the Company. Discretionary compensation also allows the Committee (i) to evaluate and reward executive performance in areas such as employee development and training and leadership and succession planning, (ii) to perform a qualitative assessment of the business and competitive conditions in which the Company operates, including whether the Company has been confronted with any significant or unexpected challenges during the fiscal year which were not contemplated when the incentive goals were set in place at the outset of the fiscal year, and (iii) to consider issues of internal equity and external benchmarking. Absent this flexibility, the Committee would not have adequate ability to modify executive compensation as a result of events not contemplated by a static incentive design.

How Does the Committee Operate?

The Committee reviews annually the Company’s executive compensation program in total and each program feature specifically. The review includes an analysis of market compensation practices and developments, external regulatory requirements, the competitive market for executive talent, the evolving culture and demands of the business, and the Company’s compensation philosophy. The Committee periodically adjusts the various compensation elements to best align the goals of its executives with those of stockholders as well as with the requirements of the Company’s business and regulatory environment.

Does the Committee or the Company Use External Compensation Advisors?

Since 2005, the Committee has engaged Ernst & Young LLP (“E&Y”) on an ongoing basis to consult on compensation matters. All work performed by E&Y with regard to the Company’s executive compensation program is tasked and overseen directly by the Committee. The Company’s management works with E&Y, and occasionally other external advisors hired by management to ensure that the information, analysis, and recommendations given to the Committee provide a thorough and accurate basis for its decisions. In addition, the Company participates in and purchases various compensation surveys and studies which management uses to analyze compensation for employees other than the executives listed in the Summary Compensation Table on page 30. This information is also made available to the Committee. The Company believes that utilizing information from multiple external consulting firms and surveys ensures an objective and well-rounded view of executive compensation practices. Management has periodically called upon the services of Mercer Management Consulting (“Mercer”) to assist management in making recommendations to the Committee and to assist the Committee and management in benchmarking compensation for executive positions when little or no publicly available data exists for comparable positions. In fiscal year 2008, Mercer assisted management and the Committee in benchmarking the pension plans of the domestic and various international divisions to determine whether the benefits offered were comparable on a tax-equalized basis. During fiscal year 2008 management also called upon the services of Compensation Consulting

Consortium, LCC, a compensation consultant, to assist management in forming compensation plan design recommendations to the Committee.

What is the Role of Management in Compensation Decisions?

The Company believes strongly that the best answer for aligning executive and stockholder interests is through an executive compensation program designed with input from management in an ongoing dialogue with the Committee and, as appropriate, the compensation advisors listed above regarding internal, external, cultural, business and motivational challenges and opportunities facing the Company and its executives. To that end, the executive team analyzes, with assistance from the compensation advisors, trends and recommends improvements to the compensation programs. Specifically, Mr. McClean, the current Chairman, Chief Executive Officer and President, reviews with the Committee his recommendations (without any recommendation as to his own compensation) regarding base salary adjustment, annual bonus, long-term bonus and equity awards for his executive leadership group (approximately 25-30 executives) to ensure alignment of stockholder interests and executive goals as well as reward for performance. No management recommendation is made with regard to any compensation for Mr. McClean. All final decisions regarding compensation for these employees which include the executives listed in the Summary Compensation Table on page 30 are made by the Committee.

As periodically invited by the Committee, the following have attended meetings or portions of meetings of the Committee: Stanley A. Rabin, the Chairman through August 31, 2008, Mr. McClean, William B. Larson, Senior Vice President and Chief Financial Officer, David M. Sudbury, Senior Vice President, Secretary and General Counsel, James B. Alleman, Vice President of Human Resources, and Ann J. Bruder, Deputy General Counsel, as well as employees of the external compensation advisors listed above and, at the specific invitation of the Committee, other members of management are invited to present information that the Committee believes is pertinent to its effective decision making.

Who are the Participants in the Executive Compensation Programs?

The executive compensation program discussed herein applies to larger groups of executives than the six Named Executive Officers (as defined below) included in the Summary Compensation Table on page 30.

The various individuals and groups who participate in our executive compensation program are:

Named Executive Officers (the “NEOs”):

•	Stanley A. Rabin, Chairman of the Board through August 31, 2008

•	Murray R. McClean, Chairman of the Board, Chief Executive Officer & President[1]

•	Russell B. Rinn, Executive Vice President & President — CMC Americas Division

•	Hanns K. Zoellner, Executive Vice President & President — CMC International Division

•	William B. Larson, Senior Vice President & Chief Financial Officer

•	David M. Sudbury, Senior Vice President, Secretary & General Counsel

Senior Executives:

Approximately twenty five (25) senior executives, including the NEOs

Senior Managers:

All other business, branch, and staff unit managers — approximately 200 positions excluding Senior Executives.

1 Mr. McClean was elected to serve as Chairman of the Board effective upon Mr. Rabin’s retirement on August 31, 2008.

How is the Competitiveness of the Company’s Compensation Program Established?

The Company’s executive compensation program is designed so that total short-term and long-term compensation are competitive with comparable positions at comparable companies which have achieved comparable results. Annually, with regard to NEOs, the Committee selects what it considers to be the most comparable companies with emphasis on their industry focus, size, scope, and complexity of operations. Compensation at this selected group of companies (the “Peer Group”) is used as a benchmark against which the Company’s compensation practices for NEOs and all Senior Executives are tested. The Peer Group does not vary significantly one year to the next to ensure a stable basis of comparison. However, with the consolidations occurring in the steel industry, it is anticipated that revisions to the list due to acquisitions within the industry will periodically be required. The Committee selected the following companies to comprise the Peer Group used for evaluation of compensation attributable to fiscal year 2008.

•	AK Steel Holding Corporation

•	Allegheny Technologies Incorporated

•	Gerdau Ameristeel Corporation

•	Mueller Industries, Inc.

•	Nucor Corporation

•	Quanex Corporation

•	Reliance Steel & Aluminum Co.

•	Schnitzer Steel Industries, Inc.

•	Steel Dynamics, Inc.

•	The Timken Company

•	United States Steel Corporation

•	Worthington Industries

Quanex Corporation merged in April 2008 with Gerdau Ameristeel Corporation and will not be a Peer Group component for fiscal year 2009. Sims Metal Management Limited, an Australian public company will be added to the 2009 Peer Group. Ryerson, Inc. had been included in the Peer Group prior to its acquisition by a private equity firm in October 2007 and was not therefore included for fiscal year 2008.

What are the Components and Objectives of Short and Long-Term Compensation?

Compensation Mix

In accordance with the Company’s overall compensation philosophy and program, executives are provided with a mix of base salary, employee benefits, short-term incentives, long-term incentives, and health and welfare benefits. The following charts provide a pictorial description of the various components of fiscal year 2008 compensation for Mr. McClean as Chief Executive Officer (“CEO”) as well as all NEOs as a group, excluding Mr. Rabin due to his unique compensation program in light of his retirement at the end of the fiscal year 2008. The equity portion is based on the fair value of awards on the date of grant computed in accordance with FAS 123R.

COMPENSATION MIX

The allocation of values across these components is also consistent with the Company’s compensation philosophy to place a greater portion of the potential compensation for each Senior Executive “at risk”. The concept of compensation placed “at risk” is applied to the compensation structure for most of our employees, but it is reflected in greater proportion in the NEO compensation. The following charts provide a pictorial description of the percentages of compensation considered “at risk” and not “at risk” for the CEO and all NEOs as a group, excluding Mr. Rabin.

TOTAL AT-RISK VS. NOT AT-RISK

Similar to the Senior Executives, including the NEOs, most employees of the Company are eligible to earn a performance-based bonus that is potentially significant and material in relation to their base salary. The table on the following pages displays the overall mix of compensation and the objectives for each component:

PROGRAM	DESCRIPTION	PARTICIPANTS	OBJECTIVES
ANNUAL COMPENSATION:
Base Salary	• Annual Cash Compensation	• All salaried employees	• Retention. • Recognition of individual performance.

Annual Cash Incentive Bonus: annual bonuses under the Commercial Metals Company 2006 Cash Incentive Plan* (the “Cash Incentive Plan”)
• Bonus plan based on performance periods set by the Committee with formula-driven target awards based upon performance goals.
• Bonus payout may be reduced below (but not increased above) formula result at the discretion of the Committee.
		• Senior Executives	• Focus executives on achieving pre-established performance goals such as return on invested capital or net assets, operating profit, net earnings or working capital reduction.

Annual Discretionary Incentive
• Cash bonuses awarded at the discretion of the Committee. The Committee may consider any circumstances it deems appropriate, such as those not contemplated when performance goals were established under the Cash Incentive Plan including evaluation of individual performance utilizing any criteria as the Committee considers appropriate.
• Senior Executives, Senior Managers and certain exempt employees	• Provides the Committee with flexibility to reward individual performance not contemplated in formulaic metrics.
• Focus named employees on performance.
• Reviewed annually for individual contribution in context of Company performance — and internal equity and external benchmarking.

Performance and Productivity Bonus	• Established annually by management at their discretion based on various criteria including productivity and profitability at discrete operating units during the year.	• Most employees except Senior Executives and Senior Managers	• Focus non-executive employees on job and Company performance and productivity.

LONG-TERM COMPENSATION
Equity Awards under the Commercial Metals Company 2006 Long-Term Equity Incentive Plan* (the “Equity Incentive Plan”)	• Discretionary equity awards which may include Stock Appreciation Rights, Restricted Stock, Stock Options or other forms of equity-based incentives.	• Senior Executives, Senior Managers and employees designated by the Committee	• Drives long-term Company financial performance and focus on long-term success. • Retention. • Employee alignment with stockholders via stock ownership.

Long-Term Bonus under the Cash Incentive Plan	• A cash incentive using a multi year performance period, currently based on the average growth in EBITDA over a three year period in excess of the Company’s highest one year EBITDA.	• Senior Executives and Senior Managers	• Focus on corporate/stockholder values. • Focus on increasing long-term earnings.

*	Denotes plan approved by stockholders

PROGRAM	DESCRIPTION	PARTICIPANTS	OBJECTIVES
RETIREMENT PROGRAMS
Profit Sharing and 401(k) Plan
• ERISA qualified defined contribution plan that allows most U.S. employees to elect pre-tax deferrals, receive a discretionary Company match on a portion of elective deferrals and participate in discretionary Company contributions subject to IRS limits.
		• Most U.S. employees with greater than one year of service	• Attract qualified employees. • Retention. • Provide vehicle for retirement.

Benefit Restoration Plan	• A non-qualified plan designed to restore the benefits that would otherwise have been received by an eligible employee under the Profit Sharing and 401(k) Plan but for the applicable IRS limits.	• Employees designated by the Committee	• Attract qualified employees. • Retention. • Provide vehicle for retirement.

Discretionary Pension Plan	• A pension retirement plan in those countries where neither the Profit Sharing and 401(k) Plan nor the Benefit Restoration Plan is applicable.	• Senior Executives and Senior Managers in foreign location	• Attract qualified employees • Retention. • Provide vehicle for retirement.

OTHER EXECUTIVE BENEFITS
Perquisites and Executive Benefits	• Company provided automobiles and related insurance and maintenance. • Lunch club memberships.	• Senior Executives • Based on business needs	• Attract qualified employees. • Facilitates business meetings. • Retention.

Other Benefits	• Medical, dental, vision, life insurance, Social Security or their foreign equivalents, and other welfare benefits.	• All employees	• Attract qualified employees. • Retention.

Base Salary

The Company pays an annual base salary to each of our NEOs in order to provide them with a not “at risk” fixed rate of cash compensation during the year. The Committee establishes a base salary for our NEOs based upon a number of factors, including the underlying scope of their responsibilities, their individual performance, their experience, internal equity, competitive market compensation and retention concerns.

The base salary target of the 40th percentile is only an approximate target, given that many factors impact whether the Company, or an individual executive, is positioned precisely at the 40th percentile of the market within the Peer Group. The Committee strives to maintain salaries at a level that will attract top talent, but with a significant portion of an executive’s total compensation based on the Company’s success. Using this criteria during the annual review of executive salaries for the 2009 fiscal year in conjunction with a review of the results of fiscal year 2008, the Committee decided upon an average overall increase to NEO salaries of 8.4%.

Upon an evaluation of a material change in an executive’s responsibilities during a fiscal year, the Committee may increase or decrease an executive’s compensation accordingly.

For fiscal year 2008, Mr. McClean’s base salary remained unchanged at $600,000 following his promotion to President and CEO on September 1, 2006. In August 2008, for the fiscal year 2009, due to his election as Chairman of the Board and after comparing Mr. McClean’s base salary to other executives in the Peer Group who are Chairman of the Board, Chief Executive Officer and President, the Committee determined to increase his base salary, effective as of September 1, 2008, to $700,000.

For fiscal year 2008, the base salaries for William B. Larson and David M. Sudbury remained at $350,000 each, unchanged from the base salaries for fiscal year 2007. After reviewing the compensation of these two executives in total, the Committee determined in August, 2008, to increase their base salaries, effective as of September 1, 2008, to $390,000 and $375,000 respectively.

As a result of their promotions to Executive Vice President and President of their respective business units, part of the Company’s internal reorganization which was effective September 1, 2007, (the start of the 2008 fiscal year), Hanns K. Zoellner and Russell B. Rinn each received base salaries during the 2008 fiscal year of $415,000. After reviewing the compensation of these two executives in total, the Committee determined in August, 2008, for the fiscal year 2009, to increase their base salaries, effective as of September 1, 2008, to $488,000 and $430,000 respectively. Mr. Zoellner is the President of our International Division and a resident of Switzerland. His salary is set at the beginning of each fiscal year in U.S. Dollars; however, he is paid in Swiss Francs based on the average exchange rate twelve months prior to the date that his salary is approved by the Committee. His Swiss Francs salary remains constant until the following year when it is evaluated based on then-current exchange rates in U.S. Dollars and reviewed for internal equity and external market appropriateness, re-set in U.S. Dollars and again converted to Swiss Francs at the average exchange rate for the prior twelve months.

Mr. Rabin’s salary was not benchmarked against the Peer Group because his role, with emphasis on succession transition and pending retirement, was unique among the Peer Group. His salary for fiscal year 2008 remained the same as for fiscal year 2007 and recognized the transition work and strategic assistance he provided to Mr. McClean and the Company in view of his retirement at the end of fiscal year 2008. Further, in setting his salary for fiscal year 2008, the Committee considered that Mr. Rabin would not participate in the Annual Cash Incentive Bonus (as defined below) under the Cash Incentive Plan for the fiscal year 2008 performance period or the Long-term Cash Incentive (as defined below) for the performance period beginning with fiscal year 2008 and ending in fiscal year 2010. Mr. Rabin also did not receive any equity awards during 2007 and 2008. Salaries for all NEOs are listed in the Summary Compensation Table on page 30.

Annual Cash Incentive Bonus

At the January 2007 Annual Meeting of Stockholders, the Company’s stockholders approved the Commercial Metals Company 2006 Cash Incentive Plan (the “Cash Incentive Plan”), the purpose of which is to advance the interests of the Company and its stockholders by:

•	providing those employees designated by the Committee, which may include NEOs, Senior Executives, Senior Managers and other employees of the Company, incentive compensation tied to stockholder goals for Company and individual performance;

•	identifying and rewarding superior performance;

•	providing competitive compensation to attract, motivate, and maintain outstanding employees who achieve superior financial performance for the Company; and

•	fostering accountability and teamwork throughout the Company.

In accordance with the terms of the Cash Incentive Plan, the Committee establishes appropriate annual or longer term performance periods, designates those executives eligible to participate, sets the level of potential awards and determines the financial or other performance measures which, if attained, result in awards being paid (the “performance goals”). Management may periodically make recommendations as to these matters but the Committee makes all decisions for implementation of the Cash Incentive Plan. In establishing performance goals the Committee reviews both past and forecasted performance levels for the Company applicable to those executives with overall Company responsibilities and, with respect to Messrs. Rinn and Zoellner, each business unit for which they are responsible. The Committee then exercises its judgment to establish levels of performance needed to achieve targets in the context of the overall industry conditions and projected general economic conditions.

The Committee has elected to establish both an annual and a long-term performance period (discussed below under “Long-Term Cash Incentive”) under the Cash Incentive Plan. The performance period for the annual bonus (the “Annual Cash Incentive Bonus”) is the Company’s fiscal year. The Annual Cash Incentive Bonus is designed to focus the Company executives on short-term return and operating profit goals. The two goals in concert, we believe, help ensure that executives are focused on fully leveraging their existing assets and maximizing operational efficiencies.

For the performance period fiscal year 2008, nineteen of the Senior Executives, including five of the NEOs (excluding Mr. Rabin), were designated by the Committee as participants eligible to receive an Annual Cash Incentive Bonus. For each participating NEO, the Committee established written performance goals for the Company, business unit or a combination of each and assigned an appropriate weighting to each goal. For the designated NEOs, except Messrs. Rinn and Zoellner, overall Company performance goals (weighted equally) composed 100% of the measurement matrix for awards during the fiscal year 2008 performance period. For Messrs. Rinn and Zoellner, overall Company performance goals (weighted equally) composed 40% and their respective business unit performance goals (weighted equally) composed 60% of the measurement matrix for their awards. Mr. Rinn’s business unit goals were for the Americas Division. Mr. Zoellner’s business unit goals were for the International Division. The Annual Cash Incentive Bonus payout opportunity set for threshold, target and maximum, performance and established as a percentage of each participating NEOs base salary, applicable to the fiscal year 2008 performance period are shown in the following table.

2008 Annual Cash Incentive Bonus Opportunity
Expressed as a Percentage of Base Salary at Beginning of Fiscal Year 2008

Name	Threshold	Target(1)	Maximum

Murray R. McClean	50%	100%	300%
Russell B. Rinn	37.5%	75%	210%
Hanns K. Zoellner	37.5%	75%	210%
William B. Larson	37.5%	75%	195%
David M. Sudbury	37.5%	75%	195%

(1)	Target incentive is designed to achieve, when combined with base salary and target Long-Term Cash Incentive, approximately the 50th percentile, or slightly higher, of Peer Group comparable position annual cash compensation.

The fiscal year 2008 performance period goals for threshold, target and maximum of the Company and business unit components established for the Annual Cash Incentive Bonus are listed in the following three tables. Threshold is the minimum performance required to obtain the minimum incentive amount. Target is the expected performance level of the executive, and maximum is exceptional performance. Beginning in the third fiscal quarter of fiscal year 2007, the Company began to prepare the Company’s annual Business Plan (the “Plan”). The Plan was finalized and approved by the Board of Directors at the beginning of fiscal year 2008. When setting the financial performance levels for the Annual Cash Incentive Bonus in November 2008, the Committee compared the Plan to the market conditions at that time and determined that the target performance level should be set above the corresponding target set forth in the Plan due to the favorable market conditions. When referenced in the following tables, ROIC, FIFO, RONA, Operating Profit, and AWCD have the following meanings:

•	Return on Invested Capital or “ROIC” means last in, first out (“LIFO”) net earnings before interest expense divided by the sum of commercial paper, notes payable, current maturities of long-term debt, debt and stockholders equity.

•	FIFO Net Earnings means net earnings calculated using the first in, first out inventory costing principle for all inventories.

•	Return on Net Assets or “RONA” means for the Company or applicable business unit, the percentage obtained by dividing Operating Profit by the value of average net assets, determined by using the first in, first out (“FIFO”) method of inventory valuation.

•	Operating Profit means FIFO Net Earnings for the Company or applicable business unit, before income taxes, interest (both internal and external) and program/discount fees and expenses.

•	Adjusted Working Capital Days or “AWCD” means (i) the Company’s, or if appropriate, the applicable Business Unit’s trade accounts receivable (gross without consideration of the allowance for doubtful accounts, accounts receivable sale programs, or accounts receivable securitizations) plus (ii) FIFO inventories plus (iii) supplier advances less (iv) its accounts payable trade, including those classified under documentary letters of credit plus advanced billing, calculated as of the last day of each calendar month based on the trailing 90 day average sales and averaged over the 13 month period beginning with August 2008 and ending with August 2009.

2008 Company Performance Matrix

Commercial Metals Company	Threshold	Target	Maximum
ROIC	12.5%	15%	23%
FIFO Net Earnings	$250,000,000	$300,000,000	$370,000,000

2008 Business Unit Performance Matrix
Applicable to 60% of Mr. Zoellner’s Annual Cash Incentive Bonus

Business Unit Performance Goal	Threshold	Target	Maximum
International Division:
RONA	15%	20%	22%
Operating Profit	$60,000,000	$90,000,000	$130,000,000

2008 Business Unit Performance Matrix
Applicable to 60% of Mr. Rinn’s Annual Cash Incentive Bonus

Business Unit Performance Goal	Threshold	Target	Maximum
Americas Division
RONA	15%	25%	33%
Operating Profit	$400,000,000	$480,000,000	$540,000,000

The Company’s overall performance in fiscal year 2008, measured in terms of net sales, was the best in its history. Due to rapidly fluctuating market conditions, the Company, also recorded a record LIFO expense charge.

The amount of each executive’s Annual Cash Incentive Bonus for the fiscal year 2008 performance period was established after review of the audited financial statements for that period, presentation of recommendations by the Committee’s and management’s compensation consultants, as well as a report by management calculating the extent of achievement of the applicable performance goals and certification of the award amounts by the Committee pursuant to the terms of the Cash Incentive Plan. All payments under the Cash Incentive Plan, including the Annual Cash Incentive Bonuses, are subject to reduction (but not increase) by the Committee in its sole discretion. The Annual Cash Incentive Bonus for the fiscal year 2008 performance period for each of the NEOs was paid in November 2008, without reduction by the Committee. Fiscal year 2008 Annual Cash Incentive Bonus payments to NEOs pursuant to the Cash Incentive Plan are listed in the Summary Compensation Table on page 30.

The Committee reviews the Company performance goal metrics annually to ensure that the metrics selected are those most likely to improve the overall value of the Company over the fiscal year. To that end, the Committee has reviewed and established performance goals for each of the 25 Senior Executives, including the NEOs but excluding Mr. Rabin, participating in the Annual Cash Incentive Bonus for the fiscal year 2009 performance period. Like 2008, the 2009 goals are based on overall Company performance, business unit performance or a combination of each. For the designated NEOs, except Messrs. Rinn and Zoellner, overall Company performance goals compose 100% of the measurement matrix for awards for the fiscal year 2009 performance period. For Messrs. Rinn and Zoellner, overall Company performance goals compose 50% and their respective business unit performance goals composed 50% of the measurement matrix for their awards.

The Annual Cash Incentive Bonus payout opportunity set for threshold, target and maximum, performance and established as a percentage of each participating NEOs base salary, for the fiscal year 2009 performance period are shown in the following table.

2009 Annual Cash Incentive Bonus Opportunity
Expressed as a Percentage of Base Salary at Beginning of Fiscal Year 2009

Name	Threshold	Target(1)	Maximum

Murray R. McClean	50%	100%	300%
Russell B. Rinn	37.5%	75%	210%
Hanns K. Zoellner	37.5%	75%	210%
William B. Larson	35%	75%	195%
David M. Sudbury	35%	75%	195%

(1)	Target Incentive Bonus Opportunity is designed to achieve, when combined with base salary and target Long-Term Cash Incentive, approximately the 50th percentile, or slightly higher, of Peer Group comparable position annual cash compensation.

The fiscal year 2009 performance goals for threshold, target and maximum of the Company and business unit components established for the 2009 Annual Cash Incentive Bonus are listed in the following three tables. These performance targets do not correspond to any financial guidance that the Company has provided or may provide for future periods and should not be considered as statements of the Company’s expectations or estimates of results. The Company specifically cautions investors not to apply these statements to other contexts. Threshold is the minimum performance required to obtain the minimum incentive amount. Target is the expected performance level of the executive, and maximum is exceptional performance. The Company began to prepare the fiscal year 2009 Plan several months prior to September 1, 2008, the start of fiscal year 2009. The Plan was finalized and approved by the Board of Directors at the beginning of fiscal year 2009. When setting the performance goals for the 2009 Annual Cash Incentive Bonus in November 2008, the Committee took into consideration the market conditions in existence at that time and their negative impact compared to assumptions made months earlier which had been incorporated into the 2009 Plan. In addition to performance goals based on ROIC, FIFO Net Earnings, RONA and Operating Profit, the Committee decided to also emphasize improved use of and reduction in working capital by adopting AWCD as a performance goal with a significant weight for fiscal 2009 cash incentives.

The amount of each executive’s Annual Cash Incentive Bonus for the fiscal year 2009 performance period will be calculated based on fiscal year-end audited financial statements. All Annual Cash Incentive Bonus amounts are subject to reduction (but not increase) by the Committee in its discretion.

2009 Company Performance Matrix
Applicable to 100% of Messrs. McClean’s, Larson’s and Sudbury’s Annual Cash Incentive Bonus
and 50% of Messrs. Rinn’s and Zoellner’s Annual Cash Incentive Bonus

Commercial Metals Company	Weighting	Threshold	Target	Maximum
AWCD	25%	67.2 days	59.1 days	52.9 days
LIFO ROIC	25%	12%	14%	16%
FIFO Net Earnings	50%	$230,000,000	$280,000,000	$330,000,000

2009 Business Unit Performance Matrix
Applicable to 50% of Mr. Rinn’s Annual Cash Incentive Bonus

Business Unit Performance Goal	Weighting	Threshold	Target	Maximum
Americas Division
AWCD	50%	68.9 days	60.6 days	54.2 days
RONA	25%	15%	20%	25%
Operating Profit	25%	$300,000,000	$400,000,000	$500,000,000

2009 Business Unit Performance Matrix
Applicable to 50% of Mr. Zoellner’s Annual Cash Incentive Bonus

Business Unit Performance Goal	Weighting	Threshold	Target	Maximum
International Division
AWCD	50%	48.4 days	45 days	40 days
RONA	25%	15%	20%	22%
Operating Profit	25%	$120,000,000	$160,000,000	$200,000,000

How and Why are Discretionary Bonuses Awarded To Executives?

Separate from, and in addition to the Annual Cash Incentive Bonus under the Cash Incentive Plan, the Committee may in its discretion, approve an additional discretionary cash award to employees, including the NEOs (the “Annual Discretionary Incentive”). This Annual Discretionary Incentive is generally established as a percentage of the executive’s base salary, but the method of calculation of all Annual Discretionary Incentive awards is solely at the discretion of the Committee. The Committee believes that it is important to maintain discretionary authority over a portion of its executive’s annual cash incentives in order to respond to circumstances unforeseen at the beginning of the year when metrics are established for performance goals, and to reward the achievement of more subjective goals and objectives which may not be capable of adequate measurement to qualify as performance goals under the Cash Incentive Plan. At the end of each fiscal year the Committee determines whether any discretionary awards are deemed warranted, and, if so, the amount of the Annual Discretionary Incentive to be granted. Each discretionary cash award is based on the Committee’s evaluation of the individual’s overall job performance including (i) progress toward non-financial or less objective goals such as employee development, training and leadership and succession planning, (ii) a qualitative assessment of the business and competitive conditions in which the Company operates, including whether the Company has been confronted with any significant and unexpected challenges during the fiscal year which were not contemplated when the incentive goals were set in place at the outset of the fiscal year, and (iii) issues of internal equity and external benchmarking.

Annual Discretionary Incentive awards for the NEOs were reflective of the performance of the executive team and, except in the case of the CEO, the CEO’s recommendations. Annual Discretionary Incentive amounts for all NEOs are listed in the Summary Compensation Table on page 30. The fiscal year 2008 Annual Discretionary Incentive awards for Messrs McClean, Larson, Rinn, Zoellner and Sudbury, were higher than the previous year due to both individual performance and their performance as a group towards the Company’s record financial performance, including a comparison of fiscal year 2007 vs. 2008. The fiscal year 2008 Annual Discretionary Incentive award to Murray R. McClean was 143% of his base salary, and was awarded due to superior performance during fiscal year 2008, including but not limited to, achieving objectives in a financially volatile market environment, his overall performance as well as a comparison of his performance and bonuses for the fiscal years 2007 vs. 2008, performance relative to objectives set forth by the Board of Directors at the beginning of the 2008 fiscal year, and issues of internal equity as well as external benchmarking vis-à-vis the Peer Group. Performance objectives, included the setting and implementing of corporate strategy, growth measures, furtherance of the Process Improvement Program (“PIP”), and in association of PIP, the successful implementation of SAP (a substantial enterprise software implementation project) at several of the Company’s major operations, as well as its corporate headquarters and the oversight of the implementation of the major reorganization of the business units which was initiated at the beginning of the fiscal year. Mr. McClean also undertook the planning for transition to the added role as Chairman of the Board as well as the development of the Company’s future growth strategy, the promotion of a safety culture, establishment of a strategic development department and the high level oversight of several acquisitions during the fiscal year.

The fiscal year 2008 Annual Discretionary Incentive award to Hanns Zoellner was 54% of his base salary, and was awarded due to superior performance during fiscal year 2008, his overall performance relative to objectives set forth by the Chief Executive Officer on behalf of the Board of Directors at the beginning of the 2008 fiscal year, and issues of internal equity as well as external benchmarking vis-à-vis the Peer Group. Performance measures included his successful transition to the new organizational structure, the leadership of his management team through this transition, as well as his leadership of superior operational performance in the Company’s Polish mill and its construction of a wire rod block, his management of the international marketing and distribution divisions in a volatile market, his development of a new management team at the Company’s recently acquired Croatian subsidiary, and his operational leadership of the successful roll-out of the SAP implementation at the Company’s Polish mill. The fiscal year 2008 Annual Discretionary Incentive award to Russell Rinn was 60% of his base salary, and was awarded due to superior performance during fiscal year 2008, his overall performance relative to objectives set forth by the Chief Executive Officer on behalf of the Board of Directors at the beginning of the 2008 fiscal year, and issues of internal equity as well as external benchmarking vis-à-vis the Peer Group. Performance measures included his successful transition to the new organizational structure, the leadership of his management team through this transition, as well as his leadership of record output in the operational performance in the Company’s largest mill in Seguin, Texas, his leadership in driving a safety culture in the Americas Division and its resulting record safety performance, his leadership in integrating the Dallas Trading Division within the Americas Division organization, and his operational leadership of the successful roll-out of the SAP implementation at the Company’s mill in Seguin, Texas.

The fiscal year 2008 Annual Discretionary Incentive awards to Messrs. William B. Larson and David M. Sudbury were 117% of each executive’s respective base salary. The fiscal year 2008 Annual Discretionary Incentive award to William B. Larson was awarded due to superior performance during fiscal year 2008, his overall performance relative to objectives set forth by the Chief Executive Officer on behalf of the Board of Directors at the beginning of the 2008 fiscal year, and issues of internal equity as well as external benchmarking vis-à-vis the Peer Group. Performance measures included his management of a significant public debt offering, his oversight of an enhanced hedging program, his management and leadership of the centralization of multiple finance and accounting functions to enhance the benefits realization of the PIP, and his oversight of internal controls with no material weaknesses as of the end of a fiscal year that included multiple SAP roll-outs. The fiscal year 2008 Annual Discretionary Incentive award to David M. Sudbury was awarded due to superior performance during fiscal year 2008, his overall performance relative to objectives set forth by the Chief Executive Officer on behalf of the Board of Directors at the beginning of the 2008 fiscal year, and issues of internal equity as well as external benchmarking vis-à-vis the Peer Group. Performance measures included recovery of judgment proceeds following significant litigation and a successful appeals process, his leadership of growth in legal organization complementary to the Company’s organizational growth, supervision of legal matters supporting acquisitions and his actions as a strategic partner to the business.

Long-Term Cash Incentive

As discussed above under Annual Cash Incentive Bonus, the Committee has elected to establish both annual and longer term performance periods under the Cash Incentive Plan. In accordance with the objectives of the Cash Incentive Plan and those of the Key Employee Long-Term Incentive Plan (the Plan utilized prior to adoption of the Cash Incentive Plan which operated similarly to the Cash Incentive Plan), the Company provides Senior Executives, including participating NEOs, the opportunity for cash payments (“Long-Term Cash Incentive”) contingent on the attainment of multi-year performance goals. At the beginning of each three year performance period, the Committee establishes performance goals and sets threshold, target and maximum achievement levels for award opportunities for each participant expressed as a percentage of that participant’s base salary in effect at the beginning of the period. Results are measured over the ensuing three-year period. Participants are paid cash awards following the end of each three year period only if the Company achieves the performance goals. A minimum level (threshold) is established below which no payment will be made to any participant as well as a target and maximum award payment for each participant.

During each of the performance periods consisting of fiscal years 2006 through 2008, 2007 through 2009, 2008 through 2010 and 2009 through 2011, growth in net earnings before interest (including accounts receivable securitization program expense), taxes, depreciation, amortization and accrual for Long-Term Cash Incentives, which we call LTI-EBITDA, was used as the sole performance goal. An increase or continuation of the Company’s record high annual LTI-EBITDA in existence at the beginning of each three year performance period and averaged over the ensuing three year performance period, has been established as the minimum hurdle to reach a threshold Long-Term Cash Incentive payment. Increases to the prior record high LTI-EBITDA have been required over each three year performance period to attain target and maximum payments. The Committee does not consider individual business unit results or individual performance in establishing this performance goal for the Long-Term Cash Incentive.

The Committee considers the establishment of high, yet attainable, results over a three-year performance period to be a significant factor in balancing short-term and longer term cash incentives as part of the executive compensation program. The Committee believes the use of growth in LTI-EBITDA over a three year period as a performance goal drives the Company’s participating executives to focus on activities that cause the Company to generate earnings growth, a key factor in increasing stockholder value. Acting in concert, the Annual Cash Incentive Bonus, the Annual Discretionary Incentive, and the Long-Term Cash Incentive provide balanced cash incentives that reward executive focus on delivering short-term results and on continuing long-term growth.

At the end of each three year performance period, the Committee reviews the management report as to the level of achievement of the performance goal for the period, approves the calculations of the awards based on achievement of the previously established threshold, target and maximum award levels and authorizes payment of the awards to those executives that were designated as participants at the beginning of the three year performance period. Additionally, the Committee approves the group of Senior Executives (including the participating NEOs) and Senior Managers who are designated to participate in the three-year performance period then beginning as well as establishing the applicable LTI-EBITDA performance goal for the period.

The following tables describe the payout opportunity set for threshold, target and maximum performance (expressed as a percentage of base salary at the beginning of each respective three year period) for the performance period ended in 2008 and each of the periods ending in 2009, 2010 and 2011. When serving as Chief Executive Officer Mr. Rabin was designated a participant in the performance period ending with fiscal year 2007 and the performance period ending in 2008, but was not a participant in subsequent periods. Long-Term Cash Incentive payments attributable to the three year performance period ended August 31, 2008, are listed in the Summary Compensation Table on page 30.

Fiscal Year 2006 through 2008 Long-Term Cash Incentive Opportunity
Expressed as a Percentage of Base Salary at Beginning of Fiscal Year 2006

	Threshold LTI-EBITDA	Target(1) LTI-EBITDA	Maximum LTI-EBITDA
Name	$563,699,000	$597,520,940	$620,068,900
Stanley A. Rabin	40%	80%	120%
Murray R. McClean	35%	70%	105%
Russell B. Rinn	30%	60%	90%
Hanns K. Zoellner	30%	60%	90%
William B. Larson	22.5%	45%	67.5%
David M. Sudbury	22.5%	45%	67.5%

These performance targets for the following performance periods not yet ended do not correspond to any financial guidance that the Company has provided or may provide for future periods and should not be considered as statements of the Company’s expectations or estimates of results. The Company specifically cautions investors not to apply these statements to other contexts.

Fiscal Year 2007 through 2009 Long-Term Cash Incentive Opportunity
Expressed as a Percentage of Base Salary at Beginning of Fiscal Year 2007

	Threshold LTI-EBITDA	Target(1) LTI-EBITDA	Maximum LTI-EBITDA
Name	$670,830,000	$711,079,800	$724,496,400
Stanley A. Rabin	N/A	N/A	N/A
Murray R. McClean	40%	80%	120%
Russell B. Rinn	30%	60%	90%
Hanns K. Zoellner	30%	60%	90%
William B. Larson	30%	60%	90%
David M. Sudbury	30%	60%	90%

Fiscal Year 2008 through 2010 Long-Term Cash Incentive Opportunity
Expressed as a Percentage of Base Salary at Beginning of Fiscal Year 2008

	Threshold LTI-EBITDA	Target(1) LTI-EBITDA	Maximum LTI-EBITDA
Name	$691,629,000	$733,126,740	$746,959,320
Stanley A. Rabin	N/A	N/A	N/A
Murray R. McClean	40%	80%	120%
Russell B. Rinn	35%	70%	105%
Hanns K. Zoellner	35%	70%	105%
William B. Larson	30%	60%	90%
David M. Sudbury	30%	60%	90%

Fiscal Year 2009 through 2011 Long-Term Cash Incentive Opportunity
Expressed as a Percentage of Base Salary at Beginning of Fiscal Year 2009

	Threshold LTI-EBITDA	Target(1) LTI-EBITDA	Maximum LTI-EBITDA
Name	$691,629,000	$733,126,740	$746,959,320
Stanley A. Rabin	N/A	N/A	N/A
Murray R. McClean	40%	80%	120%
Russell B. Rinn	35%	70%	105%
Hanns K. Zoellner	35%	70%	105%
William B. Larson	30%	60%	90%
David M. Sudbury	30%	60%	90%

(1)	Target Long-Term Cash Incentive is designed to achieve, when combined with base salary and the target Annual Cash Incentive Bonus, approximately the 50th percentile, or slightly higher, of Peer Group comparable position annual cash compensation.

How Does Equity Based Compensation Operate as a Component of Overall Compensation?

Equity based compensation along with cash incentive compensation is used to afford the executive the opportunity, when achieving maximum performance, to reach the upper quartile or better of Peer Group comparable position compensation.

Commercial Metals Company 2006 Long-Term Equity Incentive Plan (the “Equity Incentive Plan”)

In January of 2007, stockholders approved the Equity Incentive Plan the purpose of which is to attract and retain the services of key management and employees of the Company and its subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of equity incentives which, as determined by the Committee, may include incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other awards, whether granted singly, or in combination, or in tandem, that will:

•	drive participants to achieve superior financial performance of the Company;

•	incent executives to increase stockholder value equal to or in excess of the average steel industry performance; and

•	provide a retention tool for the Company.

Grants Pursuant to the Equity Incentive Plan

In accordance with the Equity Incentive Plan, the Committee approves annual equity awards. The grant date is either the same date as the Committee approves the grant or a specifically designated future date established by the Committee when it acts. The Committee does not grant equity compensation awards or options in anticipation of the release of material non-public information and the Company does not time the release of such information based on equity award grant dates. The grant price for all equity awards under the Equity Incentive Plan is the fair market value as defined in the Equity Incentive Plan which is the closing sales price per share of the Company’s common stock on the NYSE Consolidated Tape on the date of the award or in the absence of reported sales on such day, the most recent previous day for which sales were reported. The Committee has never approved an option or other equity award with a grant price different from the fair market value as defined under the applicable plan on the date of grant.

The Committee has established guidelines for its use in determining the number of equity-based shares to grant to the Company executives. The Committee determined that equity awards should, in part, be granted with an eye toward superior Company performance relative to the Peer Group, and determined that more equity-based awards should be granted in years where the Company’s total stockholder return ranked higher amongst the Peer Group, and fewer or no equity-based awards in years where the Company ranked lower. While the Committee also considers each executive’s individual performance, internal equity and external equity when granting equity based awards, it believes that the tenet of at-risk compensation should also apply to equity grants.

Equity awards support the Company’s overall compensation strategy by providing executives with variable compensation incentives that drive long-term performance focus, balancing shorter term incentives and thus closely aligning the executive’s variable compensation with the interests of the stockholders.

Under the Equity Incentive Plan, the Committee meets annually to consider equity awards utilizing a look-back basis to determine the appropriate number of awards based on the Peer Group total stockholder return comparison described above. In May 2008, equity awards were made by the Committee following a practice that the Committee considers grants of equity awards for NEOs and other Senior Executives annually after a review of Company performance and stockholder return compared to Peer Group performance.

For the calendar year period 2005-2007, the look back period for granting equity awards in fiscal year 2008, the Company ranked at the 72nd percentile on a total stockholder return basis against its Peer Group. For the single year 2007, on a stand-alone basis, the Company ranked at the 29th percentile. Since the 2007 total stockholder return was significantly lower than the 2005-2007 total stockholder return, the Committee determined to weigh the 2007 total stockholder return as 25% and the 2005-2007 total stockholder return as 75%. For this blended model, the Company ranked at the 60th percentile. However, in order to continue to provide incentive to the NEOs, the Committee determined to grant stock appreciation rights (“SARs”) to five of our six NEOs during fiscal year 2008 at an amount equal to 80% of the amount granted in fiscal year 2007 which was a greater amount than indicated by the 60th percentile. A total of 290 other employees also received either SARs and/or restricted stock awards. The Committee believes equity based incentives align stockholder interest with compensation levels and intends to continue issuing equity incentives, when and in the form it considers appropriate. Fiscal year 2008 grants of plan based awards for each NEO are listed in the Grants of Plan Based Awards Table on page 32.

What are the Other Elements of Compensation?

The Company also provides retirement benefits in the form of a Profit Sharing and 401(k) Plan and a Benefit Restoration Plan, as well as similar plans for internationally based management employees, and medical, Social Security (or its foreign equivalent) and other welfare benefits. Mr. Zoellner does not participate in either of the Plans described below but does participate in retirement plans available to certain Swiss employees described on pages 35 and 36.

Retirement and Nonqualified Deferred Compensation Benefits

Profit Sharing and 401(k) Plan

The primary tax qualified long-term compensation retirement plan we have for our employees in the United States is the Commercial Metals Company’s Profit Sharing and 401(k) Plan (the “PS/401(k) Plan”). The PS/401(k) Plan is a defined contribution plan and all Company payments to the plan are discretionary. Under the terms of this Plan, participating employees may elect to contribute, up to a federally mandated maximum, a portion of their compensation on a pre-tax basis. Additionally the Company may make discretionary Company paid contributions and has historically done so dependent upon profitability. Prior to January 1, 2008, the PS/401(k) Plan had a plan year matching the Company’s fiscal year — September 1 through August 31. Effective as of January 1, 2008 the plan year was changed to a calendar year to simplify record keeping by matching employees’ tax reporting year. This change in the plan year created a September 1, 2007 — December 31, 2007 short plan year consisting of four months. For this short plan year ending December 1, 2007, the Company matched one-half of the first three percent of employee deferral contributions for a maximum Company paid match of one and one-half percent of participating employee contributions and the Company made two additional types of discretionary Company contributions to the Plan for the benefit of participants. The first, a “safe harbor” contribution, was equal to 3% of each participant’s eligible compensation during the short plan year. The second type of Company contribution was the Company profit sharing contribution which was an amount equal to approximately 5.5% of each participant’s eligible compensation during the short plan year. The NEOs participate in the PS/401(k) Plan although their elective contributions and those of the Company allocated to their respective accounts are restricted in amount by law. Other than a Swiss pension plan applicable only to employees based in Switzerland as described on pages 35 and 36, the Company has one defined benefit pension plan for a small number of employees at one U.S. operation that was acquired in fiscal year 2007. The amounts contributed to the PS/401(k) Plan account of each NEO are listed in the Summary Compensation Table on page 30.

Benefit Restoration Plan

As a result of limitations mandated by federal tax law and regulations that limit defined contribution plan retirement benefits of more highly compensated employees, the Board of Directors in fiscal year 1996 approved the Benefit Restoration Plan (“BRP”). The BRP is a non-qualified plan for certain executives, including each of the NEOs, designated by the Committee, who are subject to federally mandated benefit limits in the PS/401(k) Plan. Following each fiscal year-end the Company credits to the participant’s account under the BRP a dollar amount equal to the amount of Company contribution the participant would have received under the PS/401(k) Plan but for the limit imposed by law on Company contributions to that plan. A BRP participant may also elect to defer up to fifty percent of compensation into his or her BRP account.

Although not required to do so under the BRP, the Company may segregate assets equal to a portion of the BRP amount credited to participant accounts in a trust created for BRP participants. Each BRP participant is a general unsecured creditor of the Company to the extent of his or her BRP account benefit and the assets of the trust are subject to claims of Company creditors in general. The amount the Company credits to the accounts of BRP participants, including NEOs, vest under the same terms and conditions as the PS/401(k) Plan. All NEOs participating in the BRP are fully vested as a result of their years of service with the Company. The investment options available to BRP participants are mutual funds similar to those offered in the PS/401(k) Plan. There is no Company guaranteed or “above market” rate of return on BRP accounts. The Committee believes these payments are an important element in our long-term compensation program because they restore a reasonable level of retirement benefits for key employees, including NEOs. The specific contributions into the BRP plan accounts for each of the NEOs are listed in the Summary Compensation Table on page 30.

Perquisites

The Company provides limited perquisites to Senior Executives, including the NEOs, in order to facilitate the successful achievement of their and the Company’s performance. These perquisites include Company provided leased cars and certain lunch club memberships. The value of these perquisites is listed as part of the Summary

Compensation Table. The Company does not own or provide corporate aircraft, security services, personal tax or financial planning, an executive dining room or similar perquisites to Senior Executives.

Medical and Other Welfare Benefits

The Company’s executives, along with all other employees, are eligible to participate in medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and any other employee benefit made available to employees.

Do the NEOs’ Employment Contracts Contain Termination, Severance and Change in Control Benefits?

As of August 31, 2008, the Company has employment contracts with two executive officers, Messrs. McClean and Zoellner, and executive employment continuity agreements with Messrs. Rinn, Zoellner, Larson and Sudbury.

Termination of Employment Contracts and Change in Control Agreements

As described under “Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table,” we have entered into an employment agreement with Murray R. McClean and Hanns Zoellner. If we terminate Mr. McClean’s employment for cause, or for nonperformance due to disability, or if Mr. McClean terminates his own employment, then we have no further payment obligations. If we terminate Mr. McClean’s employment without cause, then we must pay 150% of his then current annual base salary plus an amount equal to 150% of his average annual bonus payments over the prior 5 years. At such time as we do not renew the agreement after the initial term, we shall pay Mr. McClean $100,000. In the event of Mr. McClean’s death, the Company shall make a one time payment of $50,000 to his estate in order to assist his spouse in repatriating to Australia. Upon a Change in Control accompanied by his termination without cause by the Company or for good reason by Mr. McClean, he will be entitled to a lump sum payment equal to two times his then current annual base salary as well as a cash payment equal to two times the average annual discretionary bonus received by him for the five year period ending with the Company’s last complete fiscal year prior to the Change in Control. Mr. McClean has agreed that for eighteen months after his termination, he will not participate in any business that is competitive with our business. See the definition of “cause” and “good reason” under “Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table” and the definition of “Change in Control” under “Potential Payments and Benefits Upon Termination or Change-in-Control.”

If we terminate Mr. Zoellner’s employment for cause under Swiss law, or for nonperformance of duties due to disability, or if Mr. Zoellner terminates his own employment, then we have no further payment obligations. If we terminate Mr. Zoellner’s employment without cause under Swiss law, then we must pay Mr. Zoellner a severance payment equal to his base salary at the time of termination. For a period of two years after his termination, he will not participate in any business that is competitive with our business. In addition to a belief that such termination payments are reasonable, the Company receives in return the executive’s prohibition from competition as described in the preceding sentence.

We found the contractual payments upon termination without cause to be reasonable in order to ensure that the Company has the continued attention and dedication of the executive, without any distraction that might be presented by the potential of termination without either cause or compensation. The termination payment stemming from a termination in the event of a Change in Control is intended to ensure that the Company will have the continued attention and dedication of the executive in the event of a change in control of the Company. In addition to a belief that such termination payments are reasonable, the Company receives in return the executive’s prohibition for competition as described above.

Our Change in Control Agreements are known as Executive Employment Continuity Agreements (“EECAs”). In April, 2006, the Board of Directors of the Company authorized the execution of a form of EEAC (the “Agreement”) with certain key executives, including each of the NEOs with the exception of Messrs. Rabin and McClean. The Agreement is intended to ensure that the Company will have the continued attention and dedication of the executive in the event of a Change in Control of the Company. Should a Change in Control occur, the Company has agreed to continue to employ each executive for a period of two years thereafter (the “Employment Period”). The EECAs’ terminate two years after a Change in Control.

During the Employment Period, each executive will continue to receive (i) an annual base salary equal to at least the executive’s base salary before the Change in Control; (ii) cash bonus opportunities equivalent to that available to the executive under the Company’s annual and long-term cash incentive plans in effect immediately preceding the Change in Control; and (iii) continued participation in all incentive, including equity incentive, savings, deferred compensation, retirement plans, welfare benefit plans and other employee benefits on terms no less favorable than those in effect during the 90-day period immediately preceding the Change in Control.

Should the executive’s employment be terminated during the Employment Period for other than cause or disability (including Constructive Termination (as defined under “Potential Payments and Benefits Upon Termination or Change-in-Control”), the Agreement requires the Company to pay certain severance benefits to the executive. The severance benefits for Messrs. Larson, Rinn, Zoellner and Sudbury include an amount equal to four times the highest base salary in effect at any time during the twelve month period prior to the Change in Control as well as unpaid salary, vacation pay and certain other amounts considered to have been earned prior to termination. Company contributions to retirement plans and participation, including that of the executive’s eligible dependents, in Company provided welfare plan benefits will either be continued for two years following termination or their cash equivalent for such period paid to the executive. The EECA contains a “double trigger” in that there must be present both a Change in Control and a termination of the executive in order to trigger the payments under these agreements. The Company believes that this double trigger and the absence of a tax gross-up (as discussed below) is a reasonable trigger for the compensation under the EECA’s and that these agreements provide a good mechanism for eliminating the distraction to the executives that is inherent in change in control events.

The Agreement does not provide for a “tax gross up” reimbursement payment by the Company to the executive for taxes, including Section 4999 excise taxes, the employee may owe as a result of receipt of payments under the Agreement. The Agreement does require the Company to determine if the payments to an executive under the Agreement combined with any other payments or benefits to which the executive may be entitled (in aggregate the “Change in Control Payments”) would result in the imposition on the executive of the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company will either reduce the Change in Control Payments to the maximum amount which would not result in imposition of the Section 4999 excise tax or pay the entire Change in Control Payment to the executive if, even after the executive’s payment of the Section 4999 excise tax, the executive would receive a larger net amount.

The Agreement does not provide for any employment or severance benefit prior to an actual or, in some circumstances shortly before, a Change in Control. In the event the executive is terminated more than two years following a Change in Control no severance benefits are provided under the Agreement. The Agreement provides that the executive not disclose any confidential information relating to the Company and, for a period of one year following termination of employment, not compete with the business as conducted by the Company within 100 miles of a Company facility nor solicit or hire employees of the Company or knowingly permit (to the extent reasonably within the executive’s control) any business or entity that employs the executive or in which the executive has an ownership interest to hire Company employees. If a court rules that the executive has violated these provisions, the rights of the executive under the Agreement will terminate.

Acceleration of Plan Awards

In addition to the EECAs, our equity incentive plans also provide for accelerated vesting of stock-based awards regardless of whether a termination occurs as a result of a Change in Control. Further, the Cash Incentive Plan provides that in the event of a Change in Control, the Committee has discretion to take action to determine the extent to which incentive compensation is considered earned and payable during any performance period, consistent with the requirements of Section 162(m) of the Code, and further consistent with the best interests of the Company. The Company believes that a Change in Control is the correct trigger for the accelerated vesting mechanism in order for employees who remain after a Change in Control are treated the same with regard to equity as the general stockholders who could sell or otherwise transfer their equity upon a Change in Control and since the Company would not exist in its present form after a Change in Control, executives should not have to have their return on such equity dependent on the new company’s future success.

The Payment Upon Termination or Change-in-Control Tables and narrative on pages 37 through 42 provide a description of the compensation to NEOs in the event of their termination following a change in control, as well as other events resulting in termination of employment. In all cases the amounts of equity awards were valued at the Company’s per share stock closing price on August 31, 2008, of $26.03.

What are the Considerations with Regard to Deductibility of Executive Compensation?

Section 162(m) of the Code, limits the amount of compensation paid to the NEOs that may be deducted by the Company for federal income tax purposes in any fiscal year to $1,000,000. “Performance-based” compensation that has been approved by the Company’s stockholders is not subject to the Code’s $1,000,000 deduction limit. The Company’s Cash Incentive Plan and Equity Incentive Plan have been approved by its stockholders and awards under those plans constitute “performance-based” compensation that is not subject to the Code Section 162(m) deductions limit. In part as a result of voluntary employee deferrals of compensation to the PS/401(k) Plan and the BRP Plan, it is believed that all compensation paid to NEOs attributable to fiscal year 2008 will be tax deductible to the Company.

While the Committee believes that it is important for compensation paid to our NEOs to be tax deductible under the Code, it does not think this should be the sole determining factor in establishing the Company’s compensation program. The Committee believes that we must balance the emphasis on maximizing deductibility against the need to retain executive talent and the need to incent executives.

What is the Relationship between Prior Compensation and Current Compensation?

The Committee periodically reviews tally sheets and wealth accumulation information considering all forms of Company paid compensation paid to NEOs, but does not specifically consider this information when making changes in base salary, cash compensation or equity compensation.

What is the Company’s Stock Ownership Policy and Policy Regarding Hedging of Company Stock?

Stock Ownership Guidelines and Transactions

The Board of Directors in April, 2006, approved stock ownership guidelines for directors, all NEOs, other officers and certain designated employees. The Board of Directors believes adoption of minimum ownership levels serve to further align the interests of those covered by the guidelines with the Company’s stockholders. All directors, officers and employees designated as subject to the guidelines are to be in compliance no later than April 5, 2009. Individuals who are elected, hired or promoted into positions covered by the guidelines have three years following such date to attain the minimum ownership level. The guidelines require ownership of Company stock with a market value, as determined on January 31st of each year, of not less than the following amounts:

•	Non-employee Directors — five times the annual retainer paid to all non-employee directors

•	President and Chief Executive Officer — five times base salary

•	Most Vice Presidents including each Company business segment President, the Chief Financial Officer and the General Counsel — three times base salary

•	Controller, Treasurer and Vice President and Chief Information Officer — two times base salary

•	Other executives as may be designated by the Compensation Committee of the Board of Directors — one times base salary.

The value of unvested restricted shares of Company Common Stock is included when determining the amount of stock ownership, but unexercised options, stock appreciation rights or similar equity incentives, vested or unvested, are not included. Many of those covered by the guidelines presently own Company stock in amounts substantially in excess of these minimum requirements.

The Board of Directors in 2002 adopted an expanded policy on “insider trading” prohibiting all employees from buying or selling Company stock while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s securities. The policy is available on the

Company’s website, www.cmc.com, in the Corporate Governance section. As part of this policy certain other Company stock related transactions by directors, officers and employees are also prohibited or subject to specific notice and pre-approval requirements. The policy is premised on the belief that even in those circumstances where the proposed transaction may not constitute a violation of law or applicable regulations it is nonetheless considered inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities which may be viewed as reducing their incentive to improve the Company’s performance or inconsistent with the objectives of the Company’s stockholders in general. Therefore it is the Company’s policy that directors, officers and other employees may not engage in any transactions involving the Company’s securities which constitute short sales, puts, calls or other similar derivative securities. The policy discourages certain other transactions including hedging or monetization transactions, such as zero-cost collars, forward sale contracts and arrangements pledging Company securities as collateral for a loan (without adequate assurance of other available assets to satisfy the loan). Prior to entering into such transactions the policy requires notice to, review of the facts and circumstances by, and the pre-approval of, the Company’s General Counsel.

EXECUTIVE COMPENSATION

The following tables, footnotes and narratives, found on pages 30 to 42, provide information regarding the compensation, benefits and equity holdings in the Company for the NEOs.

SUMMARY COMPENSATION TABLE
Using a Measurement Date of August 31, 2008 for fiscal year 2008 and
August 31, 2007 for fiscal year 2007

						Non-Equity Incentive Plan
						Compensation($)
				Stock	Option				All Other
		Salary	Bonus	Awards	Awards	Annual	Cash		Compensation	Total
Name and Principal Position	Year	($)	($)(3)	($)	($)	Incentive	LTI	Total	($)	($)
Stanley A. Rabin Former Chairman(1)	2008	$650,000	$0	$31,371(4)	$22,240(6)	$0	$780,000	$780,000(8)	$71,889(10)	$1,555,500
	2007	$650,000	$0	$84,842(5)	$60,149(7)	$0	$720,000	$720,000(9)	$1,347,996	$2,862,987

Murray R. McClean Chairman, Chief Executive Officer and President(1)	2008	$600,000	$860,000	$59,213(4)	$858,702(6)	$1,051,200	$498,750	$1,549,950(8)	$33,621(10)	$3,961,486
	2007	$600,000	$360,000	$140,754(5)	$303,842(7)	$1,800,000	$360,000	$2,160,000(9)	$444,709	$4,009,305

Russell B. Rinn Executive Vice President & President of Americas Division	2008	$415,000	$249,000	$43,469(4)	$423,033(6)	$724,372	$306,000	$1,030,372(8)	$18,300(10)	$2,179,174
	2007	$375,000	$157,500	$103,376(5)	$176,881(7)	$682,907	$243,750	$926,657(9)	$283,141	$2,022,555

Hanns K. Zoellner(2) Executive Vice President & President of International Division	2008	$463,986	$271,426	$40,356(4)	$421,881(6)	$728,574	$337,500	$1,066,074(8)	$57,266(10)(11)	$2,320,989
	2007	$415,000	$177,750	$96,374(5)	$174,290(7)	$809,750	$270,000	$1,079,750(9)	$56,170	$1,999,334

William B. Larson Senior Vice President and Chief Financial Officer	2008	$350,000	$410,000	$35,727(4)	$307,734(6)	$403,060	$222,750	$625,810(8)	$27,328(10)	$1,756,599
	2007	$350,000	$105,000	$85,275(5)	$138,574(7)	$717,500	$198,450	$915,009(9)	$203,792	$1,798,591

David M. Sudbury Senior Vice President, General Counsel & Secretary	2008	$350,000	$410,000	$20,154(4)	$653,716(6)	$403,060	$222,750	$625,810(8)	$22,399(10)	$2,082,079
	2007	$350,000	$105,000	$103,949(5)	$196,171(7)	$717,500	$205,200	$922,000(9)	$419,362	$2,097,182

(1)	Mr. Rabin retired as Chairman of the Board on August 31, 2008. Mr. McClean was elected to serve as Chairman of the Board effective upon Mr. Rabin’s retirement.

(2)	Mr. Zoellner’s annual base salary is converted into an equal monthly Swiss Franc payment to be paid over the course of the fiscal year using the exchange rate of the U.S. Dollar to the Swiss Franc in effect at the time the salary is approved by the Committee. The salary amount included in the table is calculated using the average monthly exchange rate in effect over the twelve months of the fiscal year during which the salary was actually paid (for fiscal year 2007 the rate was 1.224 Swiss Francs to 1 U.S. Dollar and for fiscal year 2008 the rate was 1.087 Swiss Francs to 1 U.S. Dollar). The amounts shown for Zoellner’s Annual Cash Incentive Bonus and

Long-Term Cash Incentive payments, also paid in Swiss Francs, use the exchange rate in effect at the time such amounts were paid.

(3)	Represents the Annual Discretionary Incentive bonus as described in the foregoing Compensation Discussion and Analysis on pages 20-22.

(4)	Includes FAS 123R value of Restricted Stock Awards granted July 8, 2005 and May 23, 2006 which vested during 2008. Assumptions related to the FAS 123R values can be found in Note 1 in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K which was filed with the Securities and Exchange Commission on October 30, 2008.

(5)	Includes FAS 123R value of Restricted Stock Awards granted July 8, 2005 and May 23, 2006 which vested during 2007. Assumptions related to the FAS 123R values can be found in Note 1 in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K which was filed with the Securities and Exchange Commission on October 30, 2008

(6)	Includes FAS 123R value of SARs granted on July 8, 2005, May 23, 2006, June 22, 2007, and May 20, 2008. Assumptions related to the FAS 123R values can be found in Note 1 in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K which was filed with the Securities and Exchange Commission on October 30, 2008.

(7)	Includes FAS 123R value of SARs granted on July 8, 2005, May 23, 2006, and June 22, 2007. Assumptions related to the FAS 123R values can be found in Note 1 in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K which was filed with the Securities and Exchange Commission on October30, 2008.

(8)	Includes cash payout for the three year performance period ended August 31, 2008, under the Key Employee Long-Term Incentive Plan and Annual Cash Incentive Bonus attributable to fiscal year 2008 under the Cash Incentive Plan.

(9)	Includes cash payout for the three year performance period ended August 31, 2007, under the Key Employee Long-Term Incentive Plan and Annual Cash Incentive Bonus attributable to fiscal year 2007 under the Cash Incentive Plan.

(10)	Includes the Company’s contribution of $14,587 to the PS/401(k) Plan to the accounts of each of Messrs. Rabin and McClean, and of $14,466, $15,482, and $14,491 to the PS/401(k) Plan accounts of Messrs. Rinn, Larson and Sudbury, respectively; and also includes the Company contributions to the BRP accounts of Messrs. Rabin, McClean, Rinn, Larson and Sudbury of $11,253, $9,849, $3,834, $4,035 and $3,326, respectively during the period of September 1, 2007 to December 31, 2007. As a result of the change in the Plan year to the calendar year effective with calendar year 2008, contributions to the BRP and PS/401(k) accounts for the NEOs attributable to calendar year 2008 will be reported in the 2009 proxy. The value of benefits and perquisites are also included in this column. All NEOs, except Mr. Zoellner, received a company furnished or reimbursed vehicle. Mr. Rinn’s amount also includes the cost of company paid luncheon club memberships. Mr. Rabin’s amount also includes the value of retirement gifts, including $38,646 for the gift of a former leased vehicle and the value of a metal sculpture, jewelry and office furniture.

(11)	Includes Company’s contribution of $49,410 to the Swiss SOBP and of $7,856 to the Swiss BVG (as both are defined on page 35.

Grants of Plan Based Awards

The following table and footnotes provide information regarding grants of plan based awards to NEOs in fiscal year 2008.

GRANTS OF PLAN BASED AWARDS

All Other
Option
					Awards:	Exercise	Grant
		Estimated Future Payouts Under			Number of	or Base	Date
		Non-Equity Incentive Plan Awards			Securities	Price of	Fair
					Underlying	Option	Value of
	Grant	Threshold	Target	Maximum	Options	Awards	Option
Name	Date	($)	($)	($)	(#)(4)	($/Share)	Awards
Stanley A. Rabin(1)	—	—	—	—	—	N/A	—

	—	$300,000(2)	$600,000(2)	$1,800,000(2)	—	—	—
	—	$240,000(3)	$480,000(3)	$720,000(3)	—	—	—
Murray R. McClean	5/20/2008	—	—	—	85,000	$35.38	$1,069,545

	—	$155,625(2)	$311,250(2)	$871,500(2)	—	—	—
	—	$145,250(3)	$290,500(3)	$435,750(3)	—	—	—
Russell B. Rinn	5/20/2008	—	—	—	37,000	$35.38	$465,567

	—	$155,625(2)	$311,250(2)	$811,500(2)	—	—	—
	—	$145,250(3)	290,500(3)	$435,750(3)	—	—	—
Hanns K. Zoellner	5/20/2008	—	—	—	37,000	$35.38	$465,567

	—	$131,250(2)	$262,500(2)	$682,500(2)	—	—	—
	—	$105,000(3)	$210,000(3)	$315,000(3)	—	—	—
William B. Larson	5/20/2008	—	—	—	27,000	$35.38	$339,737

	—	$131,250(2)	$262,500(2)	$682,500(2)	—	—	—
	—	$105,000(3)	$210,000(3)	$315,000(3)	—	—	—
David M. Sudbury	5/20/2008	—	—	—	27,000	$35.38	$339,737

(1)	Mr. Rabin received no awards for fiscal year 2008 due to his planned retirement on August 31, 2008.

(2)	Represents the Annual Cash Incentive Bonus under the Cash Incentive Plan. The Cash Incentive Plan and the terms of these awards are described in the section entitled, “Annual Cash Incentive Bonus,” on pages 17 through 20.

(3)	Represents Long-Term Cash Incentive awards granted under the Cash Incentive Plan. The terms of these awards are described in the section entitled “Long-Term Cash Incentive” commencing on page 22.

(4)	The option awards in this column represent Stock Appreciation Rights, vesting pro-rata annually on the grant date anniversary over three years, pursuant to the Equity Incentive Plan. This plan is described in the section entitled, “Grants Pursuant to the Equity Incentive Plan,” on page 25.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

We entered into an employment agreement with Murray R. McClean on May 23, 2005, following his election as Executive Vice President and Chief Operating Officer which has been amended twice; once effective September 1, 2006, when named CEO, and again on September 1, 2008, when he was named Chairman of the Board. This agreement terminates August 31, 2009, unless earlier terminated as provided and will automatically renew for one year terms thereafter unless terminated by either party. Mr. McClean’s minimum base salary is $600,000 per year. He is also eligible to earn bonuses under the Company’s compensation program but has no guaranteed bonus amount. Mr. McClean is also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. See “Termination of Employment Contracts and Change in Control Agreements” regarding the payments to be made to Mr. McClean upon termination of his employment and/or a Change in Control. Under his employment agreement, “cause” is defined in his agreement as a breach of the agreement or his fiduciary duty to the Company as well as a criminal act or act of moral turpitude or dishonest acts which materially harm the Company, or chemical dependency and “good reason” is defined as the Company’s breach of the agreement, a significant reduction in Mr. McClean’s responsibilities, or the Company’s requiring him to work at a location more than 50 miles from its current location.

We entered into an employment agreement with Hanns Zoellner on January 2, 1998. The original term of the agreement ended January 2, 2006, but the agreement provides for automatic annual renewal unless either party gives notice to the other to terminate employment. The agreement establishes Mr. Zoellner’s minimum annual base salary at 380,000 Swiss Francs, approximately $413,000 based on an exchange rate of 1.087 Swiss Francs per 1 U.S. Dollar. He is also eligible to earn annual or other bonus compensation as authorized by the Committee and is eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees.

The Potential Payments and Benefits Upon Termination or Change-in-Control Tables and narrative on pages 37 through 42 provide a description of the compensation to NEOs in the event of their termination following a change in control, as well as other events resulting in termination of employment. In all cases the amounts of equity awards were valued at the Company’s per share stock closing price on August 29, 2008, of $26.03.

Material terms of the grants of plan based awards are described in pages 17 through 24 where we have discussed the Cash Incentive Plan and page 25 where we have discussed the Equity Incentive Plan. The option awards represent Stock Appreciation Rights, vesting pro-rata over three years, pursuant to the Equity Incentive Plan. This plan is described in the section entitled, “Grants Pursuant to the Equity Incentive Plan,” on page 25. The relationship of salary and bonus in proportion to total compensation is described on pages 13.

Outstanding Equity Awards at Fiscal Year-End

The following table and footnotes provide information regarding unexercised stock options and vested and unvested stock appreciation rights and unvested restricted stock as of the end of the fiscal year 2008. The market value of shares that have not vested was determined by multiplying the closing market price of the Company’s stock on August 29, 2008, $26.03, by the number of shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
					Number of	Market Value
	Number of Securities				Shares or	of Shares or
	Underlying Unexercised Options				Units of Stock	Units of Stock
			Option Exercise	Option	that have	that have
	Exercisable	Unexercisable	Price	Expiration	not Vested	not Vested
Name	(#)	(#)	($)	Date	(#)	($)
Stanley A. Rabin	0	0	$0	—	0	$0

Murray R. McClean	0	85,000	$35.380	5/20/2015
	34,966	69,934	$34.280	6/22/2014
	17,533	8,767	$24.570	5/23/2013	2,734	$71,166
	37,600	0	$12.310	7/8/2012
	60,000	0	$7.782	3/5/2011

Russell B. Rinn	0	37,000	$35.380	5/20/2015
	17,263	34,527	$34.280	6/22/2014
	12,000	6,000	$24.570	5/23/2013	2,000	$52,060
	27,800	0	$12.310	7/08/2012
	60,000	0	$7.782	3/05/2011
	50,000	0	$3.635	2/03/2010
	41,600	0	$4.292	2/04/2009

Hanns K. Zoellner	0	37,000	$35.380	5/20/2015
	17,263	34,527	$34.280	6/22/2014
	11,533	5,767	$24.570	5/23/2013	1,800	$46,854
	27,800	0	$12.310	7/8/2012
	42,000	0	$7.782	3/5/2011
	11,600	0	$3.635	2/3/2010

William B. Larson	0	27,000	$35.380	5/20/2015
	12,236	24,474	$34.280	6/22/2014
	10,333	5,167	$24.570	5/23/2013	1,600	$41,648
	24,000	0	$12.310	7/8/2012
	60,000	0	$7.782	3/5/2011
	60,000	0	$3.635	2/3/2010
	52,800	0	$4.292	2/4/2009

David M. Sudbury	0	27,000	$35.380	5/20/2015
	12,236	24,474	$34.280	6/22/2014
	10,333	5,167	$24.570	5/23/2013	1,600	$41,648
	24,000	0	$12.310	7/8/2012
	30,800	0	$7.782	3/5/2011

All grants of either restricted stock or SARs become exercisable in three substantially equal installments unless vested earlier due to a change in control as that term is defined in the plan document. SARs reflecting an expiration dated of May 20, 2015, vest one-third on May 20, 2009, vest one-third on May 20, 2010, and the remaining one-third vest on May 20, 2011. SARs reflecting an expiration date of June 22, 2014, vested one-third on June 22, 2008, one third vest on June 22, 2009, and the remaining one-third vest on June 22, 2010. SARs reflecting an expiration date of May 23, 2013, vested one-third on May 23, 2007 and one third on May 23, 2008, and the remaining one-third vest on May 23, 2009. All unvested shares of restricted stock will vest on May 23, 2009.

Option or SARs Exercised and Stock Vested

The following table provides information regarding stock option and SAR exercises and stock vesting during fiscal year 2008 for the NEOs.

OPTION/SARs EXERCISES AND STOCK VESTED

	Option/SARs Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
Stanley A. Rabin	154,000	$3,010,628	9,667	$310,762
Murray R. McClean	0	$0	7,866	$259,492
Russell B. Rinn	38,400	$927,322	5,800	$191,300
Hanns Zoellner	0	$0	5,600	$184,387
William B. Larson	48,960	$1,154,183	4,933	$162,460
David M. Sudbury	30,800	$804,126	4,933	$162,460

Nonqualified Defined Contributions and Other Deferred Compensation Plans

For a description of the BRP, see the section entitled “Benefit Restoration Plan” on page 26. All of the NEOs excluding Mr. Zoellner have previously been designated by the Committee as being eligible to participate in the BRP. Annually, BRP participants must elect, prior to the year in which the compensation to be credited or deferred to the BRP is earned, the time at which they want distributions from the BRP. Amounts may be deferred for a minimum of one year. Distribution election options include commencement upon retirement either in a lump sum or installments or at a set future date either in lump sum or installments even if employment continues with the Company. In the event of death or disability a lump sum payment is made. Amounts deferred by NEOs after December 31, 2004, that are to be paid after termination of employment must be held by the Company for a minimum of six months following termination of employment in order to comply with Section 409A of the Code.

Amounts deferred into the BRP by the participant as well as contributions by the Company are credited with market earnings or losses based on the participant’s self directed investment election and allocation among a group of mutual funds. The mutual funds available in the BRP have investment objectives similar, but are not identical to, those funds available to all employees under the Company’s tax-qualified plan. There is no above-market or preferential interest rates credited on any compensation deferred in the BRP. Participants may change fund choices on a daily basis to the extent permitted by the funds.

Mr. Zoellner resides in Switzerland, is not a U.S. citizen and does not participate in the PS/401(k) Plan or the BRP. He participates instead in the Swiss Federal Law on Occupations Retirement, Survivors’ and Disability Pension Plan, known as the “BVG,” as well as a Supplementary Occupational Benefits Plan (the “SOBP”), both of which are defined contribution plans.

The BVG mandates that the Company pay a minimum of 9% of the first 79,560 Swiss Francs, on a pre-tax basis, of an employee’s annual base salary and mandates that the employee must match another 9%. The total statutory minimum contribution is 18% of the first 79,560 Swiss Francs or 14,321 Swiss Francs (equivalent to $13,175 U.S. Dollars). Contributions earn a statutory interest rate of 2.5%, and are paid in retirement by the insurance company that manages the Company’s BVG per government regulations. The participant is eligible to receive the accumulated contributions plus accumulated interest at retirement either in lump sum or converted to a monthly payment similar to a life annuity.

The statutory minimum contributions for the BVG are on an upward sliding scale based on an employee’s age category. The Company has elected, per Swiss regulations, to offer its employees in Mr. Zoellner’s age category (55 to 65 years of age), a total combined contribution of 22% of the first 79,560 Swiss Francs. The Company contributes 12% to the BVG and Mr. Zoellner contributes 10%. An employee is allowed to make in excess of his statutory contribution when he has not contributed to the plan for as many years as he was eligible and thus is entitled to “catch up contributions”. Mr. Zoellner is eligible to, and does, make such “catch up contributions”.

Mr. Zoellner also participates in the SOBP. The SOBP is a defined contribution plan that allows for contributions by the employer, as well as deferral elections by the employee, in excess of those allowed under the BVG. To be eligible to participate in the SOBP, an employee must first have maximized his and his employer’s contributions to the BVG. The table below provides information regarding Mr. Zoellner’s participation in the BVG and SOBP. Since the SOBP chosen by the Company bases the Company’s contribution only on the employee’s base salary and not on total compensation, the employee can make personal contributions up to the maximum limit allowed by the Swiss tax law. Mr. Zoellner has made such personal contributions as noted below in the table referenced above.

The following table and footnotes provide information regarding non-qualified deferred compensation plans during fiscal year 2008 for the NEOs.

NONQUALIFIED DEFERRED COMPENSATION
(DEFINED CONTRIBUTION PLANS)

		Registrant’s
	Executive’s	Contributions in	Aggregate Earnings	Aggregate Balance
	Contribution in	Last FY	(Losses) in Last FY	at Last FYE
Name	Last FY ($)	($)(1)	($)	($)(2)
Stanley A. Rabin	$ - 0 -	$11,253	$(203,461)	$7,388,979	(3)
Murray R. McClean	$742,069	$9,849	$(358,208)	$2,422,136	(4)
Russell B. Rinn	$282,376	$3,834	$(176,124)	$2,388,645	(5)
Hanns K. Zoellner(6)	$590,500 (7)	$57,266 (8)	$87,414	$3,606,651	(9)
William B. Larson	$314,819	$4,035	$(306,858)	$2,301,503	(10)
David M. Sudbury	$156,930	$3,326	$(323,919)	$3,132,742	(11)

(1)	As described in Footnote 10 to the Summary Compensation Table on page 31.

(2)	Includes deferrals on accrued bonuses paid after fiscal year end for each executive.

(3)	Approximately 39% of the aggregate balance at 2008 fiscal year end results from Mr. Rabin’s voluntary deferrals of compensation to the BRP since his participation began in 1995.

(4)	Approximately 46% of the aggregate balance at 2008 fiscal year end results from Mr. McClean’s voluntary deferrals of compensation to the BRP since his participation began in 2001.

(5)	Approximately 58% of the aggregate balance at 2008 fiscal year end results from Mr. Rinn’s voluntary deferrals of compensation to the BRP since his participation began in 1995.

(6)	The figures in this table represent contributions on the part of Mr. Zoellner and the Company to both the BVG and SOBP retirement plans. Contributions to Mr. Zoellner’s plan are made in Swiss francs. The conversion rate for FY 2008 is 1.087 Swiss Francs to 1 U.S. Dollar.

(7)	Represents Mr. Zoellner’s contributions of $583,359 to the SOBP and $7,141 to the BVG converted at 1.087 Swiss Francs to 1 U.S. Dollar.

(8)	Represents Company contributions of $49,410 to the SOBP and $7,856 to the BVG converted at 1.087 Swiss Francs to 1 U.S. Dollar.

(9)	Approximately 73% of the aggregate balance at 2008 fiscal year end results from Mr. Zoellner’s voluntary deferrals of compensation to the SOBP and BVG since his participation began in 1991.

(10)	Approximately 62% of the aggregate balance at 2008 fiscal year end results from Mr. Larson’s voluntary deferrals of compensation to the BRP since his participation began in 1995.

(11)	Approximately 49% of the aggregate balance at 2008 fiscal year end results from Mr. Sudbury’s voluntary deferrals of compensation to the BRP since his participation began in 1995.

Potential Payments and Benefits Upon Termination or Change-in-Control

Under our compensation program, described above in “Compensation Discussion and Analysis,” payments and the provision of benefits can be triggered upon termination of a NEO’s employment and following a Change in Control. These payments may include payments resulting from the employment agreements and EECAs discussed on pages 27 through 28. The events that may trigger different payments and benefits are classified as follows:

•	Voluntary Resignation

•	Retirement

•	Involuntary Termination Without Cause

•	For Cause Termination

•	Change in Control (“CIC”) With No Termination

•	Change in Control (CIC) With Involuntary or Good Reason Termination

•	Permanent Disability

•	Death

The EECA Agreement, cash and equity incentive plans define a Change in Control to be either (i) the acquisition of 25% or more of the outstanding voting securities of the Company, (ii) the replacement of a majority of the members of the Board of Directors by Directors not approved by the incumbents, (iii) the sale of substantially all the assets of the Company to an entity of which the Company owns less than 50% of the voting securities, or (iv) the merger of the Company resulting in the pre-merger shareholders of the Company not controlling at least 50% of the post-merger voting securities. The EECA Agreement defines Constructive Termination as the failure to maintain the executive in the position held by him prior to the Change in Control, a material adverse change in the executive’s responsibilities, the failure to pay the amounts due to him under the EECA Agreement, or requiring the executive to relocate more than 50 miles from his workplace. The definition of Change in Control in Mr. McClean’s employment agreement is the following: either (i) the merger of the Company resulting in the pre-merger stockholders not having the same proportionate ownership of stock in the surviving corporation, (ii) the sale of substantially all the assets of the Company, (iii) stockholder approval of the Company’s liquidation, (iv) the replacement of a majority of the members of the Board of Directors by Directors not approved by the incumbents, or (v) the acquisition of 25% or more of the outstanding voting securities of the Company.

The terms of the BRP and the PS/401(k) Plan are discussed in the Compensation Discussion and Analysis commencing on page 26. Upon death, disability, or termination for any reason, BRP plan participants are entitled to receive a payment of their account balance in the BRP plan based upon a schedule according to their written elections, made annually in advance of their deferrals, and which is on file with the Company. Upon death, disability or termination for any reason, a participant in the PS/401(k) Plan is entitled to a distribution or roll-over into another tax qualified plan of their account balance in accordance with the terms of the Plan and federal regulations. Neither of these plans calls for an acceleration of vesting or an increase in benefits due to termination or a change in control. All NEOs are fully vested in their account balance in both plans as a result of their years of service.

Material obligations applicable to the receipt of payments or benefits, such as non-compete, non-solicitation or other obligations, are also found in this section. There are no specific provisions regarding waiver of breach of such material obligations. If a NEO breaches a material obligation, the Company does not anticipate that it would waive the breach and instead would rely upon any remedies available to it at law or in equity.

In order to describe the payments and benefits that are triggered for each event, we have created the following tables for each NEO other than Mr. Rabin, estimating the payments and benefits that would be paid under each element of our compensation program assuming that the NEO’s employment terminated or the CIC occurred on August 31, 2008, the last day of our 2008 fiscal year. In all cases the amounts were valued as of August 29, 2008, based upon, where applicable, a stock price of $26.03.

As a result of Mr. Rabin’s retirement effective August 31, 2008, no information for the events described other than retirement is pertinent. Upon retirement Mr. Rabin was not eligible to receive any of the listed benefits and payments other than distribution of his BRP account balance and accrued vacation pay. Mr. Rabin had previously elected to receive a BRP distribution (based on a valuation as of December 2, 2008) of $1,896,471 to be paid March 1, 2009 with his remaining BRP account balance of $4,006,922 (based on valuation as of December 2, 2008) to be paid over nine annual installments. The actual BRP distributions Mr. Rabin receives will be based on the account value as of the distribution date. Mr. Rabin received $25,000 for accrued but not used vacation pay due upon his retirement.

Murray R. McClean						CIC
Executive Benefits			Involuntary		CIC	Involuntary or
and Payments	Voluntary		Termination	For Cause	With No	Good Reason		Permanent
Upon Termination	Resignation	Retirement	Without Cause	Termination	Termination	Termination		Disability		Death

Compensation:
Base Salary	$0	$0	$900,000	$0	$0	$1,200,000	(6)	$0		$0
Annual Cash Incentive Bonus(1)	$0	$0	$4,085,060	$0	$1,911,200	$2,898,480	(6)	$1,911,200		$1,911,200
Restricted Stock
Unvested and accelerated(2)	$0	$0	$0	$0	$71,166	$71,166		$71,166		$71,166
Stock Options/SARs
Unvested and accelerated(2)	$0	$0	$0	$0	$25,598	$25,598		$25,598		$25,598
Long-Term Cash Incentive(3)
Sept 2005-Aug 2008 Performance Period	$0	$0	$498,750	$0	$498,750	$498,750		$498,750		$498,750
Sept 2006-Aug 2009 Performance Period		$0	$320,000	$0	$320,000	$320,000		$320,000		$320,000
Sept 2007-Aug 2010 Performance Period	$0	$0	$160,000	$0	$160,000	$160,000		$160,000		$160,000
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions	$0	$0	$0	$0	$0	$0		$0		$0
Welfare Continuation Benefits	$0	$0	$0	$0	$0	$27,014		$0		$0
Life Insurance Proceeds	$0	$0	$0	$0	0	$0		$0		$1,000,000
Disability Benefits	$0	$0	$0	$0	$0	$0		$600,000	(5)	$0
Additional Payment from CMC	$0	$0	$0	$0	$0	$0		$0		$50,000	(6)
Accrued Vacation Pay(4)	$46,154	$46,154	$46,154	$46,154	$0	$46,154		$46,154		$46,154

Total	$46,154	$46,154	$6,009,964	$46,154	$2,986,714	$5,247,162		$3,632,868		$4,082,868

(1)	The Cash Incentive Plan provides for the full incentive amount to be payable to the participant in the event of death or permanent disability and a pro-rata portion payable upon retirement. The amounts shown are calculated on the basis of the recipients actual 2008 Annual Cash Incentive Bonus but assume no pro-rata amount is due for retirement at August 31. Amounts reported for Involuntary Termination without cause and (CIC) Involuntary or Good Reason Termination are calculated pursuant to Mr. McClean’s employment agreement described on page 32.

(2)	Pursuant to the terms of the grant agreements, all unvested shares automatically vest upon death, permanent disability or CIC.

(3)	Pursuant to the Cash Incentive Plan, in the event of a Change in Control during the performance period, the Committee has the discretion to take action with respect to the Plan and any incentive compensation payable during the performance period. For this calculation, it is assumed that a pro-rata portion of the target Long-Term Incentive award would be paid.

(4)	As required by state law and the Company’s vacation program, the Company will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit.

(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65.

(6)	Pursuant to the terms of Mr. McClean’s employment agreement as described on page 32.

Russell B. Rinn						CIC
Executive Benefits			Involuntary		CIC	Involuntary or
and Payments	Voluntary		Termination	For Cause	With No	Good Reason	Permanent
Upon Termination	Resignation	Retirement	Without Cause	Termination	Termination	Termination	Disability		Death

Compensation:
Base Salary	$0	$0	$0	$0	$0	$1,660,000	$0		$0
Annual Cash Incentive Bonus(1)	$0	$0	$973,372	$0	$973,372	$973,372	$973,372		$973,372
Restricted Stock
Unvested and accelerated(2)	$0	$0	$0	$0	$52,060	$52,060	$52,060		$52,060
Stock Options/SARs
Unvested and accelerated(2)	$0	$0	$0	$0	$8,760	$8,760	$8,760		$8,760
Long-Term Cash Incentive(3)
Sept 2005-Aug 2008 Performance Period	$0	$0	$306,000	$0	$306,000	$306,000	$306,000		$306,000
Sept 2006-Aug 2009 Performance Period	$0	$0	$150,000	$0	$150,000	$150,000	$150,000		$150,000
Sept 2007-Aug 2010 Performance Period	$0	$0	$96,833	$0	$96,833	$96,833	$96,833		$96,833
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions	$0	$0	$0	$0	$0	$36,600	$0		$0
Welfare Continuation Benefit	$0	$0	$0	$0	$0	$18,457	$0		$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0		$830,000
Disability Benefits	$0	$0	$0	$0	$0	$0	$1,720,000	(5)	$0
Accrued Vacation Pay(4)	$31,923	$31,923	$31,923	$31,923	$0	$31,923	$31,923		$31,923

Total	$31,923	$31,923	$1,558,128	$31,923	$1,587,025	$3,334,005	$3,338,948		$2,448,948

(1)	The Cash Incentive Plan provides for the full incentive amount to be payable to the participant in the event of death or permanent disability and a pro-rata portion payable upon retirement. The amounts shown are calculated on the basis of the recipient’s actual 2008 Annual Cash Incentive Bonus but assume no pro rata amount is due for retirement at August 31. Amounts reported for Involuntary Termination without cause and (CIC) Involuntary or Good Reason Termination are calculated pursuant to Mr. Rinn’s EECA agreement described on pages 37 through 38.

(2)	Pursuant to the terms of the grant agreements, all unvested shares automatically vest upon death, permanent disability or CIC.

(3)	Pursuant to the Cash Incentive Plan, in the event of a Change in Control during the performance period, the Committee has the discretion to take action with respect to the Plan and any incentive compensation payable during the performance period. For this calculation, it is assumed that a pro-rata portion of the target Long-Term Incentive award would be paid.

(4)	As required by state law and the Company’s vacation program, the Company will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit.

(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65.

Hanns K. Zoellner						CIC
Executive Benefits			Involuntary		CIC	Involuntary or
and Payments	Voluntary		Termination	For Cause	With No	Good Reason	Permanent
Upon Termination	Resignation	Retirement	Without Cause	Termination	Termination	Termination	Disability		Death

Compensation:
Base Salary	$0	$0	$0	$0	$0	$1,855,944	$0		$0
Annual Cash Incentive Bonus(1)	$0	$0	$1,000,000	$0	$1,000,000	$1,000,000	$1,000,000		$1,000,000
Restricted Stock
Unvested and accelerated(2)	$0	$0	$0	$0	$46,854	$46,854	$46,854		$46,854
Stock Options/SARs
Unvested and accelerated(2)	$0	$0	$0	$0	$8,420	$8,420	$8,420		$8,420
Long-Term Cash Incentive(3)
Sept 2005-Aug 2008 Performance Period	$0	$0	$337,500	$0	$337,500	$337,500	$337,500		$337,500
Sept 2006-Aug 2009 Performance Period	$0	$0	$158,000	$0	$158,000	$158,000	$158,000		$158,000
Sept 2007-Aug 2010 Performance Period	$0	$0	$96,833	$0	$96,833	$96,833	$96,833		$96,833
Benefits and Perquisites:
Swiss AHV, BVG, SOBP Retirement Plans Contributions	$0	$0	$0	$0	$0	$0	$0		$0
Welfare Continuation Benefit	$0	$0	$0	$0	$0	$0	$0		$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0		$927,972
Disability Benefits	$0	$0	$0	$0	$0	$0	$1,469,914	(5)	$0
Accrued Vacation Pay(4)	$35,691	$35,691	$35,691	$35,691	$0	$35,691	$35,691		$35,691

Total	$35,691	$35,691	$1,628,024	$35,691	$1,647,607	$3,539,242	$3,153,212		$2,611,270

(1)	The Cash Incentive Plan provides for the full incentive amount to be payable to the participant in the event of death or permanent disability and a pro-rata portion payable upon retirement. The amounts shown are calculated on the basis of the recipient’s actual 2008 Annual Cash Incentive Bonus but assume no pro rata amount is due for retirement at August 31. Amounts reported for Involuntary Termination without cause and (CIC) Involuntary or Good Reason Termination are calculated pursuant to Mr. Zoellner’s EECA agreement described on pages 37 through 38.

(2)	Pursuant to the terms of the grant agreements, all unvested shares automatically vest upon death, permanent disability or CIC.

(3)	Pursuant to the Cash Incentive Plan, in the event of a Change in Control during the performance period, the Committee has the discretion to take action with respect to the Plan and any incentive compensation payable during the performance period. For this calculation, it is assumed that a pro-rata portion of the target Long-Term Incentive award would be paid.

(4)	As required by state law and the Company’s vacation program, the Company will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit.

(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65.

William B. Larson						CIC
Executive Benefits			Involuntary		CIC	Involuntary or
and Payments	Voluntary		Termination	For Cause	With No	Good Reason	Permanent
Upon Termination	Resignation	Retirement	Without Cause	Termination	Termination	Termination	Disability		Death

Compensation:
Base Salary	$0	$0	$0	$0	$0	$1,400,000	$0		$0
Annual Cash Incentive Bonus(1)	$0	$0	$813,060	$0	$0	$813,060	$813,060		$813,060
Restricted Stock
Unvested and accelerated(2)	$0	$0	$0	$0	$41,648	$41,648	$41,648		$41,648
Stock Options/SARs
Unvested and accelerated(2)	$0	$0	$0	$0	$7,544	$7,544	$7,544		$7,544
Long-Term Cash Incentive(3)
Sept 2005-Aug 2008 Performance Period	$0	$0	$222,750	$0	$222,750	$222,750	$222,750		$222,750
Sept 2006-Aug 2009 Performance Period	$0	$0	$140,000	$0	$140,000	$140,000	$140,000		$140,000
Sept 2007-Aug 2010 Performance Period	$0	$0	$70,000	$0	$70,000	$70,000	$70,000		$70,000
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions	$0	$0	$0	$0	$0	$39,033	$0		$0
Welfare Continuation Benefit	$0	$0	$0	$0	$0	$27,014	$0		$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0		$700,000
Disability Benefits	$0	$0	$0	$0	$0	$0	$1,110,000	(5)	$0
Accrued Vacation Pay(4)	$26,923	$26,923	$26,923	$26,923	$0	$26,923	$26,923		$26,923

Total	$26,923	$26,923	$1,272,733	$26,923	$481,942	$2,787,972	$2,431,925		$2,021,925

(1)	The Cash Incentive Plan provides for the full incentive amount to be payable to the participant in the event of death or permanent disability and a pro-rata portion payable upon retirement. The amounts shown are calculated on the basis of the recipient’s actual 2008 Annual Cash Incentive Bonus but assume no pro rata amount is due for retirement at August 31. Amounts reported for Involuntary Termination without cause and (CIC) Involuntary or Good Reason Termination are calculated pursuant to Mr. Larson’s EECA agreement described on pages 37 through 38.

(2)	Pursuant to the terms of the grant agreements, all unvested shares automatically vest upon death, permanent disability or CIC.

(3)	Pursuant to the Cash Incentive Plan, in the event of a Change in Control during the performance period, the Committee has the discretion to take action with respect to the Plan and any incentive compensation payable during the performance period. For this calculation, it is assumed that a pro-rata portion of the target Long-Term Incentive award would be paid.

(4)	As required by state law and the Company’s vacation program, the Company will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit.

(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65.

David M. Sudbury						CIC
Executive Benefits			Involuntary		CIC	Involuntary or
and Payments	Voluntary		Termination	For Cause	With No	Good Reason	Permanent
Upon Termination	Resignation	Retirement	Without Cause	Termination	Termination	Termination	Disability		Death

Compensation:
Base Salary	$0	$0	$0	$0	$0	$1,400,000	$0		$0
Annual Cash Incentive Bonus(1)	$0	$0	$813,060	$0	$0	$813,060	$813,060		$813,060
Restricted Stock
Unvested and accelerated(2)	$0	$0	$0	$0	$41,648	$41,648	$41,648		$41,648
Stock Options/SARs
Unvested and accelerated(2)	$0	$0	$0	$0	$7,544	$7,544	$7,544		$7,544
Long-Term Cash Incentive(3)
Sept 2005-Aug 2008 Performance Period	$0	$0	$222,750	$0	$222,750	$222,750	$222,750		$222,750
Sept 2006-Aug 2009 Performance Period	$0	$0	$140,000	$0	$140,000	$140,000	$140,000		$140,000
Sept 2007-Aug 2010 Performance Period	$0	$0	$70,000	$0	$70,000	$70,000	$70,000		$70,000
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions	$0	$0	$0	$0	$0	$35,634	$0		$0
Welfare Continuation Benefit	$0	$0	$0	$0	$0	$16,853	$0		$0
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0		$700,000
Disability Benefits	$0	$0	$0	$0	$0	$0	$360,000	(5)	$0
Accrued Vacation Pay(4)	$26,923	$26,923	$26,923	$26,923	$0	$26,923	$26,923		$26,923

Total	$26,923	$26,923	$1,272,733	$26,923	$481,942	$2,774,412	$1,681,925		$2,021,925

(1)	The Cash Incentive Plan provides for the full incentive amount to be payable to the participant in the event of death or permanent disability and a pro-rata portion payable upon retirement. The amounts shown are calculated on the basis of the recipient’s actual 2008 Annual Cash Incentive Bonus but assume no pro rata amount is due for retirement at August 31. Amounts reported for Involuntary Termination without cause and (CIC) Involuntary or Good Reason Termination are calculated pursuant to Mr. Sudbury’s EECA agreement described on pages 27 through 37.

(2)	Pursuant to the terms of the grant agreements, all unvested shares automatically vest upon death, permanent disability or CIC.

(3)	Pursuant to the Cash Incentive Plan, in the event of a Change in Control during the performance period, the Committee has the discretion to take action with respect to the Plan and any incentive compensation payable during the performance period. For this calculation, it is assumed that a pro-rata portion of the target Long-Term Incentive award would be paid.

(4)	As required by state law and the Company’s vacation program, the Company will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit.

(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 65.

Non- Employee Director Compensation

The compensation arrangements for Directors are described in the section entitled “Compensation of Non-employee Directors” on pages 7 and 8. The following table and footnotes outline the compensation paid to non-employee Directors of the Company for fiscal year 2008 as well as the outstanding restricted stock and stock options held by the non-employee Directors.

DIRECTOR COMPENSATION TABLE

	Annual			Committee		Fees Earned
	Cash	Meeting		Chairman		or Paid	Stock		All Other
	Retainer	Fees		Fees		in Cash	Awards		Compensation	Total
Name	($)	($)		($)		($)	($)(3)		($)(6)	($)

Harold L. Adams	$50,000	$37,500		$0		$87,500	$100,760		$0	$188,260
Moses Feldman	$50,000	$33,000		$0		$83,000	$100,760		$0	$183,760
Robert L. Guido	$50,000	$49,500		$10,000		$109,500	$173,789	(4)	$0	$283,289
Ralph E. Loewenberg	$50,000	$33,000		$0		$83,000	$100,760		$0	$183,760
Anthony A. Massaro	$50,000	$40,500		$20,000	(2)	$110,500	$100,760		$0	$211,260
Robert D. Neary	$50,000	$46,500		$10,000		$106,500	$100,760		$0	$207,260
Dorothy G. Owen	$50,000	$34,500		$0		$84,500	$100,760		$0	$185,260
J. David Smith	$50,000	$52,500	(1)	$0		$102,500	$108,062	(5)	$0	$210,562
Robert R. Womack	$50,000	$61,500	(1)	$10,000		$121,500	$100,760		$0	$222,260

(1)	Includes $3,000 paid as a retainer attributable to service on the IT Sub-committee.

(2)	Includes Mr. Massaro’s $10,000 annual fee for service as Lead Director.

(3)	FAS 123R expense for fiscal year 2008 representing the amortized value of all restricted stock awards granted in 2005, 2006 and 2007 and 4,000 shares of restricted stock issued to all Directors pursuant to the Non-employee Director Stock Plan on January 24, 2008. Assumptions related to these values calculated pursuant to FAS 123R can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 30. 2008. The aggregate number of restricted stock awards to the nine non-employee Directors during fiscal year 2008 was 36,000 shares. The nine non-employee Directors have been awarded an aggregate of 135,112 restricted stock awards of which 53,556 are not yet vested. The number of non-vested restricted stock awards for each director on August 31, 2008 was as follows: H. Adams, 6,000; M. Feldman, 6,000; R. Guido, 5,556; R. Loewenberg, 6,000; A. Massaro, 6,000; R. Neary, 6,000; D. Owen, 6,000; D. Smith, 6,000; and R. Womack, 6,000. The aggregate number of outstanding stock options awarded to the nine Directors prior to fiscal year 2005 and subject to exercise is 196,874. The number of shares underlying outstanding stock options held by each director on August 31, 2008 was as follows: H. Adams, 6,000; R. Loewenberg, 13,410; A. Massaro, 34,406; D. Owen, 111,388; D. Smith, 13,670; and R. Womack, 18,000. The grant date FAS 123R fair value of fiscal year 2008 restricted stock awards for each non-employee Director was $100,760 based on the fair market value stock price of $25.19 per share on the date of the award.

(4)	Mr. Guido attained age 62 during fiscal year 2008 which required the previously unvested remainder of his 2007 award to be expensed during 2008 in addition to the 2008 award. All non-employee Directors except Mr. Smith are age 62 or older and considered vested in these awards under FAS 123R which impacts the value expensed during fiscal year 2008 as shown in this column.

(5)	All non-employee Directors except Mr. Smith are age 62 or older and as such are considered vested in all stock awards for purposes of FAS 123R valuation. The stock award value for Mr. Smith is the aggregate amortized FAS 123R value of stock awards he received in 2006, 2007 as well as 2008.

(6)	Costs of less than $10,000 per Director were incurred by the Company in connection with a spouse attending activities related to one Board meeting during fiscal year 2008. The Company incurred costs associated with minor commemorative items, meals, entertainment, sightseeing and similar activities for each Director and accompanying guest. The Company did not pay for travel expenses to or from the meeting location for spouses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of our Board of Directors are Messrs. Womack (Chairman), Feldman, Loewenberg, Massaro, Neary and Ms. Owen. None of the members of the Compensation Committee was at any time during fiscal year 2008, or at any other time, an officer or employee of Commercial Metals Company. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving either as a member of the Company’s Compensation Committee or as a member of the Company’s Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Robert McClean, the son of our Chairman, President and CEO Murray McClean, is employed by the Company. In his capacity as Sales Manager CMC Rebar Florida, he was paid cash compensation, including base salary and annual bonus, of $119,923 for his services during fiscal year 2008. He also received taxable compensation of $13,842, including reimbursement of tuition expense under the Company’s educational assistance program, life insurance premiums, and personal use of a company furnished automobile. During 2008 he was awarded equity incentives consisting of a grant of 520 stock appreciation rights at a fair market price on the date of the grant of $35.38 and 180 shares of restricted stock which vests in equal pro-rata installments each of three years from the date of grant. The aggregate FAS 123R value of his equity awards expensed during 2008 was $2,498.

Ms. Donna Rinn, the sister of our Executive Vice President and CMC Americas President, Russell B. Rinn, is employed by the Company. In her position as Process Improvement Program Director, Ms. Rinn was paid cash compensation, including base salary and annual bonus, of $282,991 for her services during fiscal year 2008. She also received taxable compensation totaling $59,084, including imputed income for relocation expenses incurred with her move to the headquarters office and life insurance premiums. During 2008 she was awarded equity incentives consisting of a grant of 1,280 stock appreciation rights at a fair market price on the date of the grant of $35.38 and 390 shares of restricted stock which vests in equal pro-rata installments each of three years from the date of grant. The aggregate FAS 123R value of her equity awards expensed during 2008 was $5,786.

Since 1978 we have had a Policy of Business Conduct and Ethics that applies to all directors, officers, and employees (collectively, “employees”). The Policy can be found on our website at www.cmc.com at the Corporate Governance section.

The Policy prohibits an employee from engaging in transactions in which he or she may have a conflict of interest without first disclosing the potential conflict of interest to his or her supervisor and seeking prior approval. All salaried employees are annually required to certify their compliance with the Policy and to respond to a questionnaire which specifically inquires as to any possible conflict of interest situations of which they are a participant or of which they have knowledge. Directors and executive officers of the Company are additionally required to respond to annual questionnaires seeking disclosure of similar information. The results of these inquiries are reviewed as appropriate with the Audit Committee or the Board of Directors. The Board of Directors has adopted a practice of requiring all directors and officers of the Company to disclose to the Audit Committee or the Board all relevant facts and circumstances in advance of entering into any transaction which will result in a conflict of interest between the Company and the director or officer.

A conflict of interest is defined as any situation in which an employee has two or more duties or interests which are, or may even appear to be, mutually incompatible and tend to conflict with the proper and impartial discharge of the employee’s duties, responsibilities, or obligations to the Company. Any employee who has any doubt regarding any situation is obligated to bring it to the attention of the immediate supervisor.

Conflicts of interest include but are not limited to the following:

1. Holding any position or having any family member hold any position of financial interest, direct or indirect, in any corporation, partnership, or organization with whom the Company does or may do business, or which is in competition with the Company (except for management approved memberships on Board of Directors). Ownership of securities in a corporation whose stock is sold on a securities exchange or over-the-

counter market and such ownership comprises less than one percent of the voting control of such a security will not be deemed in violation of this provision.

2. Being instrumental in any sort of “deal” or other relationship with a customer, competitor, or supplier which is detrimental to the Company or which is designed to benefit the employee without the knowledge and consent of the President of the Company.

3. Participating in outside interests which interfere with or influence the employee’s ability to devote his or her full time and ability, during regular business hours or employment, to the service of the Company.

4. Any employee having authority to buy, sell or trade in any commodity sold by the Company may not trade for the employee’s personal account in the same or related commodity markets of any kind including world money markets without the prior written consent of the President.

All officers of the Company and branch managers are responsible for the enforcement of and compliance with the Policy and shall make those communications necessary to insure knowledge of and compliance with the Policy. The Audit Committee has oversight to assure compliance with the Policy.

In addition to conflict of interest the Company’s Policy of Business Conduct and Ethics also prohibits employees from taking for personal gain business opportunities that belong to the Company. These opportunities may arise through the employee’s access to Company property, information or position. For example, if as a result of an employee’s position with the Company, the employee is presented with an opportunity to buy a business that is a customer, supplier or competitor of the Company, this opportunity must first be fully disclosed and offered to the Company. Only after the Company declines to pursue the opportunity and following full disclosure by the employee, including when appropriate, termination of the employee’s employment with the Company and consistent with the employee’s obligations to the Company with regard to proprietary and confidential information, may the employee personally pursue the opportunity. The Policy requires employees to first advance the Company’s legitimate business interests when the opportunity to do so arises.

The employment of Mr. Robert McClean and Ms. Donna Rinn described above did not require review, approval or ratification under our Policy or practices.

AUDIT COMMITTEE REPORT

For many years we have had a standing Audit Committee of our Board of Directors. Our Board of Directors annually selects the members of the Committee. Five non-employee directors, Messrs. Neary, (Chairman), Adams, Guido, Smith, and Womack are presently members of the Committee. Mr. Massaro also served as a member of the Committee from the beginning of fiscal year 2008 until January 24, 2008. Our Board of Directors has determined that each member of the Committee is qualified to serve. The Committee satisfies all applicable financial literacy requirements and each member is independent as required by the Sarbanes-Oxley Act and as “independence” is defined by the listing standards of the New York Stock Exchange. Our Board of Directors has determined that Messrs. Guido, Neary, Smith, and Womack meet the definition of “audit committee financial expert” as defined by the Securities and Exchange Commission. During the fiscal year ended August 31, 2008, the Committee met eight times.

The Committee’s work is guided by a Board-approved Charter, which can be found in the corporate governance section of the Company’s website at www.cmc.com under the corporate governance section. The Committee reviews and oversees the Company’s financial reporting process on behalf of the Board. Management has the Company’s primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process. The Committee among other activities described in its charter, has sole authority for the appointment (subject to stockholder ratification), retention, oversight, termination and replacement of the independent registered public accountants, recommends to our Board of Directors whether the audited financial statements should be included in our Annual Report on Form 10-K, reviews quarterly financial statements with management and the independent registered public accountants, reviews with our internal audit staff and independent auditor our controls and procedures and approves, prior to rendition of services, all audit and engagement fees of the independent registered public accountants.

The Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2008, with management and with the independent auditors. Those discussions included the matters required to be disclosed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence. The Committee has discussed with the independent auditors their independence under such standards and has determined that the services provided by Deloitte & Touche LLP are compatible with maintaining their independence. Based on the Committee’s discussion and review with management and the independent auditors, the Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended August 31, 2008, be included in our Annual Report on Form 10-K as filed October 30, 2008 with the Securities and Exchange Commission.

Robert D. Neary, Chairman
Harold L. Adams
Robert L. Guido
J. David Smith
Robert R. Womack

PROPOSAL II

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2009, subject to stockholder ratification. Fees billed by Deloitte & Touche LLP to us for services during the fiscal years ended August 31, 2007, and August 31, 2008, were:

	Fiscal Year	Fiscal Year
Type of Fees	2007	2008

Audit Fees	$3,094,665	$3,968,520
Audit-Related Fees	$347,750	$142,874
Tax Fees	$45,000	$20,000
All Other Fees	$0	0
Deloitte & Touche LLP Total Fees	$3,487,415	$4,131,394

“Audit Fees” are fees we paid Deloitte & Touche LLP for professional services for the audit of our consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” are fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements; “Tax Fees” are fees for tax compliance, tax advice, and tax planning; and “All Other Fees” are fees billed by Deloitte & Touche LLP for any services not included in the first three categories.

The Committee has adopted the following practices regarding the engagement of the Company’s independent auditor to perform services for the Company:

For audit services (including statutory audit engagements as required under local country laws), the independent auditor shall provide the Committee with an engagement letter outlining the scope and fee budget proposal for the audit services proposed to be performed during the fiscal year. If agreed to by the Committee, this engagement letter and budget for audit services will be formally accepted by Committee.

For non-audit services, Company management periodically submits to the Committee for pre-approval a list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Company management and the independent auditor each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year maybe provided. The Committee will review and approve as it considers appropriate both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Committee may periodically delegate to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report any action taken in this regard to the Committee at the next Committee meeting.

The Committee has specifically charged the independent auditor with the responsibility of ensuring that all audit and non-audit services provided to the Company have been pre-approved by the Committee. The Chief Financial Officer and independent auditor are responsible for tracking all independent auditor fees against the pre-approved budget for such services and periodically reporting that status to the Audit Committee.

Representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Board of Directors requests that stockholders ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm to conduct the 2009 audit of our financial statements.

Vote Required

The affirmative vote of the holders of a majority of shares present or represented at the meeting and entitled to vote is required to adopt the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2009.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

PROPOSAL III

STOCKHOLDER RESOLUTION

Pride Foundation (“Pride”) has notified us that it intends to present the following proposal for consideration at the 2009 annual meeting of stockholders. The number of shares held by Pride is 275. The address of Pride is available from the Company upon oral or written request to the Secretary of the Company. The proposed resolution and supporting stockholder statement are followed by a statement of opposition and recommendation to vote against the proposal from the Company’s Board. Following the rules of the Securities and Exchange Commission, other than minor formatting changes, we are reprinting this proposal and supporting statement as it was submitted to us by the stockholder. We take no responsibility for the contents of the following proposal or the supporting stockholder statement.

The Board of Directors recommends a vote AGAINST this proposal.

STOCKHOLDER RESOLUTION AND STATEMENT

COMMERCIAL METALS COMPANY SEXUAL ORIENTATION NONDISCRIMINATION POLICY

WHEREAS:  Commercial Metals does not explicitly prohibit discrimination based on sexual orientation or gender identity/expression in its written employment policy;

The Human Rights Campaign Foundation (HRCF) defines sexual orientation as: An enduring emotional, romantic, sexual and relational attraction to another person; may be a same-sex orientation, opposite-sex orientation or bisexual orientation. Gender identity is described as: The gender role that a person claims for his or her self —

which may or may not align with his or her physical gender. Gender expression is defined as: How a person behaves, appears or presents him or herself with regard to societal expectations of gender.

National polls consistently find more than three-quarters of Americans support equal rights in the workplace for gay men, lesbians and bisexuals. In a Gallup poll conducted in May 2007, approximately 89 percent of respondents favored equal opportunity in employment for gays and lesbians;

According to a June, 2007, survey conducted by Harris Interactive, twenty-eight percent of gay and lesbian employees believe they have experienced discrimination or unfair treatment in the workplace, and forty percent of employees are uncomfortable being open about their sexual orientation with their colleagues;

A 2005 survey by Harris Interactive and Witek-Combs, showed that 88 percent of gay and lesbian adults considered it extremely or very important that a company have a written non-discrimination policy that includes sexual orientation;

Nineteen states, and the District of Columbia, have laws prohibiting employment discrimination based on sexual orientation; By January 2008, 13 states will have laws in place prohibiting discrimination on the basis of gender identity/expression.

Commercial Metals is increasingly an outlier given its lack of an inclusive policy. As tracked by HRCF’s Corporate Equality Index, many companies in the Fortune 500 Index have implemented best practices and policies to support discrimination free workplaces, including:

87% have Equal Employment Opportunity policies that include sexual orientation,
30% have Equal Employment Opportunity policies that include gender identity and/or expression,
53% provide domestic partner health insurance,
49% have diversity training programs,
28% have Employee Resource or Affinity groups for employees.

Other major corporate employers located in Texas, including AMR Corp., AT&T, Clear Channel Communications, Southwest Airlines, and Waste Management Inc. explicitly prohibit this form of discrimination in their written policies;

RESOLVED:  The Shareholders request that Commercial Metals Company amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and expression. Programs and policies developed to implement this policy should be based on identified best practices.

STATEMENT:  Employment discrimination diminishes employee morale and productivity. Because state and local laws differ with respect to employment discrimination, our company would benefit from a consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally to avoid costly litigation or damage to its reputation, access employees from the broadest possible talent pool, and ensure a respectful and supportive atmosphere for all employees.

COMPANY’S STATEMENT IN OPPOSITION

•	We believe this proposal is unnecessary because, in our policies and practice, the Company is already an equal opportunity employer with a firm and long-standing commitment to preventing discrimination or harassment in the workplace. We are committed to providing equal opportunity in all aspects of employment, including hiring, assignment, promotion, training, compensation, disciplinary action and termination. We are committed to the highest ethical standards assuring a work place environment free of discrimination on any basis other than merit and job-related qualifications.

•	We believe singling out sexual orientation and gender identity/expression would dilute our policy of prohibiting discrimination in any form. It is not possible to address every form of discrimination in a written policy. We believe that such an effort would divert attention from the overall goal of a truly non-discriminatory workplace.

•	We believe our employment record supports our commitment to nondiscrimination. In a company with over 15,000 employees, we are not aware of a single charge of discrimination based on sexual orientation or gender identity/expression filed with any city, state or federal agency, nor has the Company received notice from any employee, customer or supplier that its employment policies or practices jeopardize its relationship with them.

•	Congress has repeatedly declined to add sexual orientation and gender identity/expression to those forms of discrimination specifically prohibited under federal law. We strongly believe our written policies should specifically list only those types of discrimination that are prohibited by federal law. Our approach furthers the Company’s legal compliance efforts by highlighting categories of illegal discrimination. We also believe the addition of sexual orientation and gender identity/expression to the list could result in increased costs by encouraging frivolous lawsuits.

•	We believe adding sexual orientation and gender identity/expression to the list of prohibited forms of discrimination may be a first step in a more expansive agenda. We believe that, if this proposal is successful, the proponents or other supporters may later seek to add domestic partner benefits to our medical and other benefit plans, which could add significant costs to the Company and place the Company at a disadvantage to our competitors who do not offer domestic partner benefits.

•	Contrary to comments in the proponents’ proposal, the Company suffers no competitive disadvantage in recruiting and retaining employees. We have seen no evidence that our policy, which reflects our commitment to equal opportunity in all aspects of employment, places us at a competitive disadvantage.

•	Pride’s proposal seeks the addition of not only sexual orientation but also gender identity/expression to the Company’s policy on equal employment. A proposal to add sexual orientation to our written equal employment opportunity policy was rejected by our stockholders in January 2007. That same proposal was again included in the proxy statement for the January 2008 meeting but not voted upon due to the fact that no stockholder or representative of the proponent offered the proposal for a vote at the meeting. Had the proposal been presented it would have been rejected as once again a majority of shareholders present had submitted proxies with instructions to vote against the proposal if presented. Our Board believes our shareholders’ rejection of a proposal to add sexual orientation, let alone the expansive addition of “gender identity/expression” included in this year’s proposal, confirms their decision that the Company should continue to oppose these unnecessary additions to our nondiscrimination policy. In those instances where stockholders at other companies have been allowed to vote on proposals of this nature they generally have not received majority support. Institutional Shareholder Services in a July 2007 article reviewing the 2007 proxy season, stated that at the three meetings where stockholders were permitted to vote on a similar proposal and where those results were then available, an average of only 35.7% of the vote supported specifically listing sexual orientation in nondiscrimination policies.

Vote Required

The affirmative vote of the holders of a majority of shares present or represented at the meeting and entitled to vote is required to adopt the stockholder proposal requesting the addition of sexual orientation and gender identity/expression to the Company’s written non-discrimination policy.

The Board of Directors recommends a vote AGAINST this proposal.

GENERAL

The annual report to stockholders covering fiscal year 2008 has been mailed to stockholders with this mailing or previously. The annual report does not form any part of the material for the solicitation of proxies.

Pursuant to the rules of the Securities and Exchange Commission, a proposal to be presented by a stockholder at the annual meeting to be held in January 2010 must be received by us at our principal executive offices no later than August 12, 2009.

We have hired Mellon Investor Services LLC proxy solicitation group to assist us in soliciting proxies for a fee of $7,500 plus reasonable expenses. In addition to Mellon Investor Services LLC, the Company’s Directors, officers, and employees may also solicit proxies by mail, telephone, facsimile, personal contact or through online methods. We will reimburse their expenses for doing this. We will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Company common stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning and tabulating the proxies.

OTHER BUSINESS

Management knows of no other matter that will come before the meeting. However, if other matters do come before the meeting, the proxy holders will vote in accordance with their best judgment.

By Order of the Board of Directors,

David M. Sudbury
Senior Vice President, Secretary
and General Counsel

December 11, 2008

DIRECTIONS TO COMMERCIAL METALS COMPANY
ANNUAL MEETING OF STOCKHOLDERS
JANUARY 22, 2009, 10:00 A.M.
LAS COLINAS BALLROOM
FOUR SEASONS CONFERENCE CENTER
4150 North MacArthur Boulevard
Irving, Texas
Directions From DFW Airport
Take the North exit out of the airport to 114 East towards Dallas. Take the MacArthur Blvd. exit and turn RIGHT onto N. MacArthur Blvd. Continue on approximately 2 miles to the Four Seasons on the left.
Directions From Love Field
Take the exit out of Love Field and turn RIGHT onto Mockingbird Lane. Stay on Mockingbird to 183W toward Fort Worth. Take 114 West toward Grapevine/DFW Airport North Entry. Take the Walnut Hill Lane/MacArthur Blvd exit. Stay straight past Walnut Hill Lane to MacArthur Blvd. and turn LEFT onto MacArthur Blvd. Continue on approximately 2 miles to the Four Seasons entrance on the left.
Directions From Downtown Dallas
Take 35E/Stemmons Freeway to 114 West toward Grapevine/DFW Airport North Entry. Take the Walnut Hill Lane/MacArthur Blvd exit. Stay straight past Walnut Hill Lane to MacArthur Blvd. and turn LEFT onto N. MacArthur Blvd. Continue on approximately 2 miles to the Four Seasons entrance on the left.
Directions From North Dallas
From 75/Central Expressway or the North Dallas Tollway take 635/LBJ Freeway West toward DFW Airport. Take the President George Bush Tollway SOUTH exit (exit no. 30). Take the Las Colinas Blvd exit. Stay straight continuing past Las Colinas Blvd. to MacArthur Blvd. Turn LEFT onto MacArthur Blvd. and continue approximately 3 miles over 161 and 114 to the Four Seasons entrance on the left.
Directions From Fort Worth
Take I-30 EAST to 360 NORTH. Take the 183 EAST exit (towards Dallas) and stay on 183 to the MacArthur Blvd. exit. Go LEFT on N. MacArthur. Continue on past Northgate to the Four Seasons entrance on the right.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2, AND, IF PRESENTED, RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.

Please mark your votes as indicated in this example	☒

		FOR	WITHHOLD
		ALL	FOR ALL	*EXCEPTIONS
1. ELECTION OF DIRECTORS
		☐	☐	☐
NOMINEES:

01	HAROLD L. ADAMS
02	ANTHONY A. MASSARO
03	ROBERT D. NEARY
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

	FOR	AGAINST	ABSTAIN
2. Vote to ratify the appointment of Deloitte & Touche LLP as our Independent auditors for the 2009 fiscal year.	☐	☐	☐

3. Vote on stockholder proposal requesting the addition of sexual orientation and gender identity/expression to our written non-discrimination policy.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

Commercial Metals Company

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders
The Proxy Statement and the 2008 Annual Report to Stockholders are available at:
http://bnymellon.mobular.net/bnymellon/cmc
INTERNET
http://www.proxyvoting.com/cmc
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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PROXY
COMMERCIAL METALS COMPANY
ANNUAL MEETING OF STOCKHOLDERS — JANUARY 22, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder(s) of Commercial Metals Company hereby appoint(s) Murray R, McClean, William B. Larson and David M. Sudbury, or any of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote and act for the undersigned at the 2009 Annual Meeting of Stockholders of Commercial Metals Company to be held on Thursday, January 22, 2009 at 10:00 am, Central Standard Time, in the Las Colinas Ballroom of the Four Seasons conference center, 4150 North MacArthur Boulevard, Irving, Texas, and any adjournment, continuation, or postponement of the meeting, according to the number of votes which the undersigned is now, or may then be, entitled to cast, hereby revoking any proxies previously executed by the undersigned for the meeting.
All powers may be exercised by a majority of said proxy holders or substitutes voting or acting or, if only one votes and acts, then by that one. The undersigned instructs such proxy holders or their substitutes to vote as specified below on the proposals set forth in the Proxy Statement.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS I and 2, AND, IF PRESENTED, THE PROXY WILL BE VOTED AGAINST PROPOSAL 3.

Address Change/Comments
 (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE ▲
You can now access your Commercial Metals Company account online.
Access your Commercial Metals Company stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Commercial Metals Company now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
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